UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a party other than the Registrant [   ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

THE STEAK N SHAKE COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Dear Fellow Shareholder:

It is my pleasure to invite you to attend the annual meeting of shareholders of the Steak n Shake Company to be held on Friday, March 7, 2008, at 1:30 p.m., Indianapolis time, at the Marriott Indianapolis Downtown, 350 West Maryland Street, First Floor, Florida/Illinois Room, Indianapolis, Indiana 46225.  The accompanying notice explains the matters that will be submitted to a vote of shareholders at the meeting.  One of those items is the proposal to elect nine directors to serve until the next annual meeting of shareholders.  Your Board urges you to re-elect your Directors by voting the WHITE proxy card today.  As always, your vote is very important.

The nine nominees named in the accompanying proxy statement are the current members of the Board.  You may know that The Lion Fund L.P., a hedge fund and its affiliates, are attempting to install two nominees in opposition to the Board’s slate of nine nominees.

As explained in the proxy statement, the results of the activities of the Board’s special committee over the past six months have convinced the Board of Directors that this is not the right time to sell the company or pursue any other strategic transaction.  Indeed, your Board believes that, in order to maximize shareholder value over the long-term, the company must pursue an operational turnaround and improve unit economics.  We have started that process and are conducting a public, nationwide search for the best candidate to become the next Chief Executive Officer to continue the turnaround.

In order to avoid the expense and disruption of this proxy contest, the Board made an offer to the Lion nominees to join an expanded slate of eleven nominees that would have the full support of the Board.  The Lion nominees rejected that offer.  The Board believes that the rejection of that offer and the January 23, 2008 letter in which Lion disclosed plans to conduct another disruptive proxy contest seeking to replace a majority of the directors, reveals an intent to acquire control of the company (without the payment of any premium to shareholders) and pursue a short-term agenda that is not in the best interests of all shareholders.

YOUR BOARD URGES YOU TO NOT SIGN ANY PROXY CARDS SENT TO YOU BY LION OR ITS AFFILIATES.  IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY LION OR ITS AFFILIATES, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED.

Please review the accompanying proxy statement carefully and the enclosed instruction card accompanying the WHITE proxy card for specific voting instructions.

Thank you for your support.

Sincerely,

Alan B. Gilman
Chairman, Interim President and Chief Executive Officer

THE STEAK N SHAKE COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MARCH 7, 2008

TO THE SHAREHOLDERS OF THE STEAK N SHAKE COMPANY

The annual meeting of shareholders of The Steak n Shake Company (the “Company”) will be held at the Marriott Indianapolis Downtown, 350 West Maryland Street, First Floor, Florida/Illinois Room, Indianapolis, IN 46225 on Friday, March 7, 2008 at 1:30 p.m., Indianapolis time, for the following purposes:

1.	To elect nine directors to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified;

2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche, LLP as the independent registered public accounting firm for the fiscal year ending September 24, 2008;

3.	To approve the 2008 Equity Incentive Plan; and

4.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on January 21, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

The company has received a notice from The Lion Fund L.P. and certain of its affiliates for the nomination of two individuals to the Board of Directors at the annual meeting.  We do not believe this is in your best interest.  THE BOARD URGES YOU TO NOT SIGN ANY PROXY CARDS SENT TO YOU BY LION OR ITS AFFILIATES.  IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY LION OR ITS AFFILIATES, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors

David C. Milne, Secretary
February 21, 2008
Indianapolis, Indiana

PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN
IT PROMPTLY IN THE ENCLOSED ENVELOPE OR CAST YOUR
VOTE VIA TELEPHONE OR INTERNET IN ACCORDANCE
WITH THE INSTRUCTIONS ON THE WHITE PROXY CARD

THE STEAK N SHAKE COMPANY
500 Century Building
36 South Pennsylvania Street
Indianapolis, Indiana 46204
(317) 633-4100

PROXY STATEMENT
For the Annual Meeting of Shareholders
To be held March 7, 2008

    This proxy statement and the accompanying WHITE proxy card are being furnished to the shareholders of The Steak n Shake Company (“we,” “us,” “our” or the “company”) in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Shareholders to be held at the Marriott Indianapolis Downtown, 350 West Maryland Street, First Floor, Florida/Illinois Room, Indianapolis, IN 46225 on Friday, March 7, 2008 at 1:30 p.m., Indianapolis Time, and at any adjournment thereof.  This proxy statement and the accompanying WHITE proxy card are being first mailed to shareholders on or about February 21, 2008.

VOTING RELATED INFORMATION
Voting Procedures

    Each properly executed proxy returned prior to the meeting will be voted in accordance with the directions contained therein.  You can vote your proxy by mailing the enclosed WHITE proxy card in the envelope provided or by voting via the telephone or internet (pursuant to the instructions contained on the WHITE proxy card).

    The record date for the meeting is January 21, 2008.  At the close of business on that date, we had 28,492,799 shares of common stock that were issued and outstanding and are entitled to vote at the meeting.

Actions To Be Taken At The Annual Meeting

    If your WHITE proxy card is signed and returned without specifying choices, the shares represented will be voted as recommended by the Board of Directors of the company.  The Board recommends a vote “FOR” the election of the nine director nominees named in this proxy statement, “FOR” the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the 2008 fiscal year, and “FOR” the approval of the 2008  Equity Incentive Plan.

Revoking Your Proxy

Shares Held in Shareholder’s Name
    If your shares are held in your name, whether you vote by mail, the internet or by telephone, you may later revoke your proxy by delivering a written statement to that effect to the Secretary of the company prior to the date of the annual meeting, by a later-dated electronic vote via the internet, by telephone, by submitted a properly signed proxy with a later date, or by voting in person at the annual meeting.

Shares Held in “Street Name” Through A Bank or Broker
    If you hold your shares through a bank or broker, the methods available to you to revoke your proxy are determined by your bank or broker, so please see the instructions provided by your bank or broker.

Quorum And Required Votes

    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum at the meeting.  In deciding all matters presented for approval, a holder of common stock is entitled to one vote, in person or by proxy, for each share registered in his/her/its name on the record date.  Directors are elected by a plurality of the votes cast by the holders of the shares of common stock represented at the meeting.  Broker non-votes and instructions to withhold authority to vote for one or more of the nominees will result in the nominee receiving fewer votes; however, it will not affect the outcome of the election.  Approval of the proposal to ratify the selection of Deloitte & Touche LLP will occur if it receives more votes cast in its favor than are cast in opposition to it.  Abstentions and broker non-votes with respect to this proposal will not be counted as votes for or against it.  The approval of the 2008 Equity Incentive Plan will require that the number of votes cast on such proposal represent more than 50% of the votes entitled to be cast, and a majority of the votes cast must vote in favor of such proposal, in accordance with the listing standards of the New York Stock Exchange.  Abstentions with respect to this proposal will be counted as votes cast and will have the same effect as a vote against this proposal.  Broker non-votes will not be considered as votes cast on this proposal but could affect the requirement that the number of votes cast on such proposal represent more than 50% of the votes entitled to be cast.

Interests Of Certain Persons In Matters To Be Acted Upon

    All persons standing for election as director were nominated by the Nominating/Corporate Governance Committee of the Board of Directors. No nominee is being proposed for election pursuant to any agreement or understanding with us.

Confidential Voting Policy

    It is our policy that any proxy, ballot or other voting material that identifies the particular shareholder’s vote and contains the shareholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law.  We may be informed whether or not a particular shareholder has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareholder.  The inspectors of election at the annual meeting will be independent parties unaffiliated with the company.

OWNERSHIP OF COMMON STOCK

    The following table shows, as of the most recent practicable date, the number and percentage of outstanding shares of our common stock beneficially owned by each person or entity known to be the beneficial owner of more than 5% of our common stock:

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
MSD Capital, L.P. MSD SBI, L.P. 645 Fifth Avenue, 21stFloor New York, NY 10022-5910	2,782,300	(1)	9.8%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,827,700	(2)	6.4%
Keeley Asset Management Corp. 401 South LaSalle St. Suite 1201 Chicago, IL 60605	2,498,632	(3)	8.8%
The Lion Fund, L.P. 9311 San Pedro Ave. Suite 1440 San Antonio, TX 78216	2,423,945	(4)	8.5%
HBK Master Fund, L.P. HBK Investments L.P. 300 Crescent Ct. Suite 700 Dallas, TX 75201	2,703,726	(5)	9.5%
Barclay’s Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	1,448,689	(6)	5.1%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	2,014,935	(7)	7.1%

(1)
This information was supplied on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007. MSD Capital, L.P. and MSD SBI, L.P. share voting and investment power over the reported shares.

(2)
This information was supplied on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2008.  These securities are owned by various individual and institutional investors including T. Rowe Price Associates, Inc. ("Price Associates") which serves as investment adviser with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	This information was supplied on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008.

(4)
This information was supplied on a Schedule 13D/A  filed with the Securities and Exchange Commission on February 4, 2008. The Lion Fund, L.P., Biglari Capital Corp., Western Acquisitions, L.P., Western Investments, Inc., Sardar Biglari, Western Sizzlin Corp., and Philip Cooley share voting power over the shares.

(5)
This information was supplied on a Schedule 13D/A filed with the Securities and Exchange Commission on July 3, 2007.  HBK Master Fund L.P., HBK Fund L.P., HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC, LSF5 Indy Investments, LLC, LSF5 Indy Holdings, LLC, LSF5 REOC VII, L.P., LSF5 GenPar VII, LLC, Lone Star Fund V (U.S.), Lone Star Partners V, L.P., Lone Star Management Co. V, Ltd., John P. Grayken, and Robert J. Stetson, share voting power over the shares.

(6)
This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2008. Barclays Global Investors, NA, Barclays Global Fund Advisors, and Barclays Global Investors, LTD, share voting power over the shares.

(7)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2008.

    The following table shows the total number of shares of Common Stock beneficially owned as of the record date, January 21, 2008, and the percentage of percentage of outstanding shares so owned as of that date, for (i) each director and nominee for director, (ii) each executive officer named in the Summary Compensation Table, and (iii) all directors and executive officers, as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Geoffrey Ballotti	1,000		*
Jeffrey Blade	80,625	(2)	*
Peter M. Dunn	79,251	(3)	*
Duane E. Geiger	51,547	(4)	*
Alan B. Gilman	528,010	(5)	1.9%
Wayne L. Kelley	53,185	(6)	*
Ruth J. Person	17,750	(7)	*
Gary T. Reinwald	132,777	(8)	*
J. Fred Risk	95,431	(9)	*
John W. Ryan	25,991	(10)	*
Steven Schiller	38,725	(11)	*
Steven M. Schmidt	7,750	(12)	*
Gary Walker	28,392	(13)	*
Edward Wilhelm	5,500	(14)	*
James Williamson, Jr.	232,292	(15)	*
All directors and executive officers as a group (18 persons)	1,452,560	(16)	5.0%

*Less than 1%.

(1)	Includes shares that may be acquired pursuant to stock options exercisable within 60 days.

(2)	Includes 37,325 shares that may be acquired pursuant to stock options exercisable with in 60 days.

(3)	This is the last reported level of share ownership by Mr. Dunn.

(4)	Includes 22,389 shares that may be acquired pursuant to stock options exercisable within 60 days.

(5)	Includes 144,164 shares that may be acquired pursuant to stock options exercisable within 60 days.

(6)	Includes 9,000 shares that may be acquired pursuant to stock options exercisable within 60 days.

(7)	Includes 12,750 shares that may be acquired pursuant to stock options exercisable within 60 days.

(8)	Includes 67,719 shares that may be acquired pursuant to stock options exercisable within 60 days.

(9)
Includes 12,750 shares that may be acquired pursuant to stock options exercisable within 60 days. Also includes 723 shares owned of record and beneficially by Mr. Risk’s wife, with respect to which he disclaims beneficial ownership.

(10)	Includes 12,750 shares that may be acquired pursuant to stock options exercisable within 60 days.

(11)	Includes 15,425 shares that may be acquired pursuant to stock options exercisable within 60 days.

(12)	Includes 6,750 shares that may be acquired pursuant to stock options exercisable within 60 days.

(13)	Includes 300 shares owned by Mr. Walker's minor children.

(14)	Includes 2,500 shares that may be acquired pursuant to stock options exercisable within 60 days.

(15)
Includes 12,750 shares that may be acquired pursuant to stock options exercisable within 60 days. Also includes 19,011 shares owned of record and beneficially by Mr. Williamson’s wife, with respect to which he disclaims beneficial ownership.

(16)	Includes 328,073 shares that may be acquired pursuant to stock options exercisable within 60 days held by all directors and executive officers as a group.

CORPORATE GOVERNANCE

Director Independence

    The Board has determined that all of the nominees, other than Messrs. Gilman and Kelley, are “independent” within the meaning of the listing standards of The New York Stock Exchange because none of those nominees has, directly or indirectly, any material relationship with us.  The Board has made these determinations after considering the following:

1)	None of the independent nominees is our officer or employee or an officer or employee of our subsidiaries or affiliates, nor has been such an employee within the prior three years.

2)
None of the independent nominees has received, nor has an immediate family member of such nominees received, during any twelve month period in the last three years more than $100,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service.

3)	None of the independent nominees or any member of their immediate family is or within the past five years has been affiliated with Deloitte & Touche LLP.

4)
None of the independent nominees or any member of their immediate family have within the last three years been employed as an executive officer of another company on whose compensation committee one of our present executive officers served.

5)
None of the independent nominees is a current employee or has an immediate family member who is a current executive officer of a company that in any of the last three fiscal years has done business with us in an amount in excess of $1 million or 2% of such other company’s consolidated gross revenues.

6)
None of the independent nominees serves as a director, trustee, executive officer or similar position of a charitable or non-profit organization to which we or our subsidiaries made charitable contributions or payments in fiscal 2007 in excess of $1 million or 2% of the organization’s consolidated gross revenues.

Committees and Meetings of the Board of Directors

    The Board of Directors held 10 meetings during fiscal 2007.  The Board has five standing committees—Executive Committee, Audit Committee, Compensation Committee, Nominating/Corporate Governance Committee and Personnel/Benefits Committee.  It also appointed a  Special Committee in July 2007 to evaluate opportunities by which we could maximize shareholder value.  A description of the activities of those committees follows.

Executive Committee
    The Executive Committee may, between meetings of the Board of Directors, exercise all of the powers of the Board of Directors except as otherwise provided by law.  During fiscal 2007, the Executive Committee met once.  Mr. Williamson serves as Chairman; Messrs. Risk and Schmidt and Dr. Ryan serve as members of the Executive Committee.

Audit Committee
    The Audit Committee, among other duties, serves in an oversight role intended to ensure the integrity and objectivity of our financial reporting process.  It operates under a written charter which was approved by the Board, a copy of which is available at our web site (www.steaknshake.com) or by written request to the Corporate Secretary at the address on the first page of this proxy statement.  The Committee meets with representatives of management and the independent auditors to review matters of a material nature related to auditing, financial reporting, internal accounting controls and audit results.  The Audit Committee is also responsible for making determinations regarding the independence and selection of our independent registered public accounting firm.  See “Report of the Audit Committee” below.  In addition, as set forth in the Audit Committee charter, the Board has delegated to the Committee the responsibility to review, ratify and approve any related person transactions.  During fiscal 2007, the Audit Committee met nine times.  Mr. Wilhelm served as Chairman of the Committee and Messrs. Risk, Schmidt, Ballotti and Dr. Ryan served as members of the Committee.  Each member of the Audit Committee is “independent” as that term is defined in Rule 10A-3 of the Exchange Act and the listing standards for the New York Stock Exchange.  In addition, the Board of Directors has determined that Messrs. Wilhelm and Risk qualify as “audit committee financial experts” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee
    The Compensation Committee is charged with establishing the compensation for our Chief Executive Officer and the other executive officers, as well as administering incentive and equity-based compensation plans.  See “Report of the Compensation Committee” below.  The Compensation Committee met six times during fiscal 2007.  Mr. Ballotti is Chairman of the Compensation Committee and Drs. Person and Ryan as well as Messrs. Wilhelm and Schmidt are the current members of the committee.  Each member of the Committee is “independent” as that term is defined in the listing standards of the New York Stock Exchange.  The Committee operates under a written charter approved by the Board of Directors, a copy of which is available on our web site (www.steaknshake.com) or by written request to the Corporate Secretary at the address on the first page of this proxy statement.

    For information on the role of the President and Chief Executive in setting the compensation of our other executive officers and the role of the third party compensation consultant retained by the Committee, see “Compensation Discussion and Analysis - Executive Compensation Philosophy.”

    During fiscal 2007, James Williamson, Jr. also served on the Compensation Committee.  Mr. Williamson was an officer of the Company from 1985 through 1991.  During fiscal 2007:

●	No member of the Compensation Committee served as a member of the compensation committee of another entity, one of whose executive officers served on our compensation committee;

●	None of our executive officers served as a director of another entity, one of whose executive officers served on our compensation committee; and

●	None of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as our director.

Nominating/Corporate Governance Committee
    The Nominating/Corporate Governance Committee is charged with making recommendations regarding the nomination of appropriate individuals for election to the Board of Directors, overseeing our Corporate Governance Guidelines, allocating Board resources to various committees and evaluating the performance of the Board, its Committees and its individual members.  Dr. Ryan was the Chairman of the Committee and Messrs. Risk, Schmidt and Ballotti as well as Dr. Person served on the Committee during fiscal 2007.  During fiscal 2007, the Committee met four times.  The Committee operates under a written charter that was approved by the Board of Directors, a copy of which may be obtained on our web site (www.steaknshake.com) or by written request to the Corporate Secretary at the address on the first page of this proxy statement.  Each member of the Committee is “independent” as that term is defined in the listing standards of the New York Stock Exchange.

    Our Corporate Governance Guidelines are available on our web site at www.steaknshake.com.  Shareholders may also obtain a copy free of charge by directing a request to the Corporate Secretary at the address on the first page of this proxy statement.  The Board granted a one-year waiver of Section 9 of the Corporate Goverance Guidlines to Fred Risk so that he may be elected to the Board of Directors at the 2008 Annual Meeting of Shareholders.

Personnel/Benefits Committee
    The Personnel/Benefits Committee makes determinations and recommendations to the Board of Directors regarding personnel policies and employee benefit plans, administers our 401(k) Savings Plan and Nonqualified Deferred Compensation Plan and performs such other functions with respect to personnel and benefit matters as may be requested by the Board.  The Personnel/Benefits Committee met four times during fiscal 2007.  Mr. Kelley is Chairman of the Committee and Dr. Person and Mr. Ballotti are members, together with Mr. Blade, Executive Vice President and Chief Financial Officer, Mr. Reinwald, Executive Vice President and Mr. Thomas Murrill, Senior Vice President of Human Resources.  Mr. Gilman serves as an ex officio member of the Committee.

Special Committee
    The Board of Directors appointed the Special Committee to evaluate opportunities by which the company could maximize shareholder value.  The committee is comprised of three of our independent directors, Messrs. Risk, Wilhelm and Williamson.  The committee engaged Merrill Lynch & Co. to act as its financial advisor.  We publicly announced the formation of the committee and the engagement of the financial advisor in August 2007.

    The Special Committee met 20 times since its appointment, including several joint sessions with the full Board of Directors.

    The committee analyzed the outcome of various alternative future scenarios, including executing the company’s current strategic plan, modifying the strategic plan, increasing growth through more aggressive franchising, pursuing a leveraged recapitalization through a sale/leaseback of company-owned real estate and selling the company to a third party—either a strategic or private buyer.

    In October 2007, the Special Committee instituted a process to determine if shareholder value could be enhanced through a sale of the Company.  Twenty parties have executed confidentiality agreements with the company and a number of these parties conducted various levels of due diligence investigations of the company.  However, none of the offers received in the process to date reflect what the committee or Board believes is the full underlying value of the company.  The committee believes that the process is being adversely affected by unfavorable trends in the casual dining segment of the restaurant industry, our recent disappointing operating performance and volatility in the financing markets for private equity.

    The Committee continues to receive inquiries from interested parties.  At this point we do not know whether these inquiries will result in an offer that the Committee and Board could recommend to the shareholders.

    We continue to focus our attention on continuing our turnaround plan and hiring a permanent Chief Executive Officer.  We will, however, continue to evaluate opportunities to enhance shareholder value, including a potential sale of the Company.

Nominations for Director

    The Nominating/Corporate Governance Committee identifies nominees for director from various sources, including, without limitation, its members, other directors, senior management, shareholders and third party consultants.  Candidates are evaluated based on their credentials and the needs of the Board.  Of particular importance are the candidate's experience, judgment, integrity, ability to make independent inquiries, understanding of our business environment and willingness and ability to devote adequate time to Board activities.  The Nominating/Corporate Governance Committee will also identify nominees who meet specific objectives in terms of the composition of the Board, such as financial expertise, and may take into account such factors as geographic, occupational, gender, race and age diversity.

    In fiscal 2007, the Committee used a third party search firm to identify qualified individuals to serve on our Board.  Mr. Ballotti was identified by the search firm.  The search firm supplied the Board with Mr. Ballotti’s resume and other background information regarding his business and other relevant experience.  Messrs. Gilman and Williamson interviewed Mr. Ballotti and reviewed the information provided by the search firm, and concluded that he would bring several attributes that would strengthen the Board, including executive experience at a large public company and in the hospitality industry.  The Nominating/Governance Committee recommended his candidacy and the Board of Directors appointed Mr. Ballotti on April 23, 2007.

    As a result of the disappointing performance of the company, the Board of Directors concluded that it would be in the company’s best interests to invite Mr. Risk to rejoin the Board.  Mr. Risk has years of executive and financial experience and had served as a director from 1971 to 2007 when he decided not to seek re-election.  The Nominating/Governance Committee recommended his candidacy and the Board of Directors appointed Mr. Risk on July 11, 2007.

    Shareholders who wish to recommend to the Nominating/Corporate Governance Committee a candidate for election to the Board of Directors at the annual meeting should send their suggestions to the Corporate Secretary at the address shown on the first page of this proxy statement.  The Corporate Secretary will promptly forward all such letters to the members of the committee.  In order for director nominations to be properly brought before an annual meeting by a shareholder, timely notice must be given by the shareholder to the Corporate Secretary.  To be timely, the notice must be delivered at the above address not less than 120 days prior to the date we mailed proxy materials for the preceding year's annual meeting.

    Nominations for directors must include the following information: (i) a statement of the nominee’s qualifications; (ii) all information required to be disclosed in the solicitation of proxies for elections of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934; (iii) the name and address of the shareholder making the nomination; (iv) a representation that the shareholder is a holder of our common stock and intends to appear at the meeting to make the nomination; (v) a description of all arrangements or understandings among the shareholder and the nominee; and (vi) the written consent of the nominee to serve as a director if so elected.  Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating/Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.

Miscellaneous

    During fiscal 2007, no director attended less than 75% in the aggregate of: (i) the total meetings of the Board of Directors, and (ii) the total number of meetings held by all Board committees on which he or she served.  Directors are expected to attend the annual meeting of shareholders, and all attended the 2007 annual meeting.

    Pursuant to the listing requirements of the New York Stock Exchange, the non-management directors met in four sessions without management during fiscal 2007.  Mr. Williamson, the Lead Outside Director, presides over meetings of the Outside Directors.  Interested parties may communicate directly with the Mr. Williamson, the presiding director, or with the non-management directors as a group via letter directed to Mr. Williamson at the address shown on the first page of this proxy statement.

Code of Business Conduct and Ethics

    We have a code of ethics which applies to our principal executive officer, principal financial officer and principal accounting officer, as well as all officers, directors and employees.  A copy of the Code of Business Conduct and Ethics can be obtained without charge on our web site (www.steaknshake.com) or by written request to the Corporate Secretary at the address on the first page of this proxy statement.  If we make any substantive amendment of, or grant any waiver of a provision of the code, we will disclose the nature of such amendment or waiver via our web site or in a Current Report on Form 8-K.

Shareholder Communications with the Board

    The Board has implemented a process by which our shareholders and other interested parties may send communications to the Board's attention.  Any shareholder or interested party desiring to communicate with the Board or any members, should communicate in a writing addressed to the Board, or specified directors, to the Corporate Secretary at the address shown on the first page of this proxy statement.  The Secretary has been instructed by the Board to promptly forward all such communications to the specified addressees thereof.

Stock Ownership Guidelines

    The Board of Directors has established stock ownership guidelines under which non-employee directors must achieve and maintain ownership of 1,000 shares of our common stock within three years of their appointment or election to the Board.  All current directors and nominees for director positions have satisfied this requirement.

Section 16(A) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 sets forth certain filing requirements relating to securities ownership by directors, executive officers and 10 percent shareholders of a publicly held company.  To the Company’s knowledge, based on the representations of our directors and executive officers and copies of their respective reports filed with the Securities and Exchange Commission, all filing requirements were satisfied by each such person during fiscal 2007 except a final Form 4 for Gary Walker which was filed late as a result of an administrative oversight.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Reinwald Franchise

    As previously reported, on September 21, 2005, our wholly owned subsidiary, Steak n Shake Operations, Inc. (“SNS Operations”), entered into a Multiple Unit Franchise Agreement, a Contract for the Sale and Use of Real Estate and a Personal Property Sales Agreement with Reinwald Enterprises Emory, LLC, and Reinwald Enterprises Wild Geese, LLC.  Gary T. Reinwald, who is one of our executive offices, is a member of both limited liability companies and is the majority owner of the franchisee.

Kelley Restaurants, Inc. Acquisition

    As previously reported, we acquired Kelley Restaurants, Inc. (“KRI”) on December 29, 2004 for $16,082,000, after adjustment for working capital and debt repayment.  Ten percent of the adjusted purchase price was deposited in escrow for up to 24 months from the closing.  In fiscal 2007, the remainder of the escrow, in the amount of $199,634.66, was distributed to the shareholders of KRI.  Wayne Kelley, one of our directors, served as President and a director, and Mr. Williamson and Mr. Gilman served as directors, of KRI and all were shareholders of KRI.

Kelley Employment Agreement

    Pursuant to an employment agreement entered into in connection with the KRI transaction, Mr. Kelley became a full-time employee of the Company for 28 months, ending on April 20, 2007.   Under the agreement, Mr. Kelley received an annual salary of $205,000 per year and received a bonus of $57,000 because he met the requirement for being employed on April 20, 2007.  As disclosed in the Form 8-K filed on March 30, 2006, we extended Mr. Kelley’s employment through and including July 13, 2009.  During the extended term, Mr. Kelley will earn an annual salary of $75,000, receive other employee benefits provided to other employees and the use of a Chrysler Pacifica mini van or similarly priced vehicle.

Policy Regarding Related Person Transactions

    The policy of the Board is for it, or one of its committees, to review each related person transaction (as defined below) and determine whether it will approve or ratify that transaction. Any Board member who has any interest (actual or perceived) will not be involved in the consideration.

    For purposes of the policy, a "related person transaction" is any transaction, arrangement or relationship in which we are a participant, the related person (defined below) had, has or will have a direct or indirect material interest and the aggregate amount involved is expected to exceed $120,000 in any calendar year. “Related person” includes (a) any person who is or was (at any time during the last fiscal year) an officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of our voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest.

    In determining whether a related person transaction will be approved or ratified, the Board, or committee, may consider factors such as (a) the extent of the related person’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not related persons; (d) the benefit to us; and (e) the aggregate value of the transaction.

1.   ELECTION OF DIRECTORS

    Nine directors will be elected to serve until the next annual meeting of shareholders and until their respective successors shall have been duly elected and qualified.  All of the nominees are currently directors.  Seven of these were elected at the 2007 annual meeting of shareholders, while Messrs. Ballotti and Risk were appointed to the Board on April 23, 2007 and July 11, 2007, respectively.

    If any of the nominees named below is not available to serve as a director at the time of the annual meeting (an event which the Board of Directors does not now anticipate), the proxies will be voted for the election as directors of such other person or persons as the Board of Directors may designate, unless the Board of Directors, in its discretion, acts to reduce the number of directors.

    THE COMPANY HAS RECEIVED A NOTICE FROM THE LION FUND, L.P. AND CERTAIN OF ITS AFFILIATES THAT LION INTENDS TO SOLICIT PROXIES FOR AND NOMINATE AT THE ANNUAL MEETING ITS OWN SLATE OF TWO NOMINEES FOR ELECTION AS DIRECTORS.  YOUR BOARD DOES NOT BELIEVE THIS IS IN YOUR BEST INTEREST.  THE BOARD URGES YOU NOT TO VOTE FOR ANY INDIVIDUALS WHO MAY BE NOMINATED BY LION OR ITS AFFILIATES AND TO EXECUTE AND RETURN THE ENCLOSED WHITE PROXY CARD VOTING FOR THE NOMINEES SET FORTH BELOW.

    The nominees are listed below, along with the age, tenure as director and business background for at least the last five years for each.  There are no family relationships, of first cousins or closer, among our directors and executive officers, by blood, marriage or adoption.

Name	Age	Director Since	Business Experience
Alan B. Gilman	77	1992
Chairman of the Board of Directors and Interim President and Chief Executive Officer of the Company from August 2007 to the present; Non-Executive Chairman of the Board from February 2007 through August 2007; Executive Chairman from February 2004 through February 2007; President and Chief Executive Officer from 1992 to September 30, 2002; Chief Executive Officer and Co-Chairman of the Company from September 30, 2002 through August 11, 2003; Chief Executive Officer and Chairman of the Company, from August 11, 2003 through February 11, 2004.

Geoffrey Ballotti	45	2007
Mr. Ballotti is a graduate of Colby College and Harvard Business School.  He has served in various senior executive capacities with Starwood Hotels & Resorts Worldwide, Inc. since joining in 1989, including, the Presidency of its North American division from 2003 to the present. From 2002 to 2003, he served as Executive Vice President, Operations North America Division.

Wayne L. Kelley	63	2003
Director of Steak n Shake Operations, Inc., a subsidiary of the Company, from 1999 through 2006;  President of Kelley Restaurants, Inc., the Company's largest franchisee, from 1988 through 2005; currently employed by the Company in a senior real estate advisory role.

Ruth J. Person	62	2002
Chancellor, Indiana University Kokomo and Professor of Management; President, American Association of University Administrators 2003-2004; President, Board of Directors, Workforce Development Strategies, Inc.; Member, Key Bank Advisory Board – Central Indiana.

J. Fred Risk	79	1971	Private investor; Chairman of the Board of Directors of Security Group, Inc.

John W. Ryan	78	1996	Private investor; Chancellor of the State University of New York Systems from 1996 through 1999; President of Indiana University from 1971 through 1987.

Steven M. Schmidt	53	2005
Currently President, Business Solutions Division - Office Depot; formerly, President & CEO, ACNielsen; EVP, VNU Marketing Information New York, NY; formerly President of Pillsbury Foods, Canada; also held senior executive posts with Pepsi-Cola and Procter & Gamble.

Edward W. Wilhelm	49	2006	Currently Chief Financial Officer of Borders Group, Inc.; held a number of senior financial positions at Borders Group, Inc. since 1994.

James Williamson, Jr.	76	1985	Private investor.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

REPORT OF THE COMPENSATION COMMITTEE

    The compensation of the Company’s executive officers is determined by the Compensation Committee of the Board of Directors, which is comprised of the persons identified below.  We have reviewed and discussed with management the Compensation Discussion and Analysis that follows this report.  Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 26, 2007 and this proxy statement.

    The foregoing report is respectfully submitted by the members of the Compensation Committee:

    Geoff Ballotti, Chairman, Drs. Ruth J. Person and John W. Ryan and Messrs. Steven M. Schmidt and Edward W. Wilhelm.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

    This Compensation Discussion and Analysis is designed to provide shareholders with a better understanding of our compensation philosophy, core principles, and decision making process.  It explains the compensation-related actions taken with respect to the executive officers who are identified in the Summary Compensation Table (the “Named Executive Officers”).  Detail on the compensation we paid to the Named Executive Officers for fiscal 2007 are found in the tables and narrative which follows them.

Executive Compensation Philosophy

    Our long-term success depends on our ability to operate effectively and efficiently, offer appealing products for our customers and invest wisely for present and future success.  To achieve these goals, we must attract, motivate, and retain highly talented individuals at all levels of the organization. The Compensation Committee strives to provide compensation which is appropriate to attract and retain such individuals.

    All decisions relating to the compensation of the Named Executive Officers are made by the Compensation Committee in executive session, without management present.  In assessing the compensation of the President and Chief Executive Officer, the Compensation Committee makes a qualitative assessment of our performance, his contribution to that performance, his expected performance in the future, and other factors (including tenure and experience, retention concerns, historical compensation and the relationship of his compensation to other executives in the Company).  In evaluating the performance of other executive officers, the Compensation Committee considers the evaluations provided by the President and Chief Executive Officer.

    As a general matter, over 50% of targeted annual compensation to executive officers takes the form of performance-dependent, incentive cash and equity programs.  We believe that putting a significant portion of compensation at risk provides an incentive to better performance and more closely align the executives’ perspective with that of our shareholders.

    As part of making any compensation decision, the Compensation Committee reviews market compensation levels for executive officers at other restaurant companies (for positions that are unique to our industry) or similarly-sized companies (for other positions) to determine whether the compensation components for our executive officers remain in the targeted ranges described in the following paragraph. With the assistance of our Human Resources department and a third party compensation consultant retained by the Compensation Committee, management collects and presents compensation data for our executive officers, including the Named Executive Officers.  Information regarding the restaurant industry is obtained from the Chain Restaurant Compensation Association and the committee’s consultant.  Information regarding the compensation for executives at similarly-sized companies is obtained from the committee’s consultant and from published compensation surveys.  The compensation surveys provide data on pay practices for executive positions at companies with similar revenue size, although they do not provide names of the reported companies.  The compensation assessment that is presented to the Compensation Committee includes an evaluation of base salary, target annual incentive opportunities, long-term incentive grant values, and benefits for each executive officers relative to similar positions in the market.

    The Compensation Committee sets total targeted compensation for executives who hold positions unique to the restaurant industry (such as EVP of Development) between the 50th and 75th percentiles of a set of restaurant companies of similar size.  For other executive positions where both restaurant and general industry pay levels are relevant for staffing and retention (such as Chief Financial Officer), the Compensation Committee sets targeted total compensation the 50th and 75th percentiles of comparable restaurant companies and the 50th percentile of non-restaurant companies of a similar revenue size.  The committee may vary from these percentiles based on such factors as historic compensation, individual skills, experience, contribution and performance, internal equity, retention concerns and other factors relevant to the individual executive. In addition, actual compensation (e.g., amounts earned and paid each year) may be higher or lower than targeted total compensation based on our performance or the assessment of the executive’s performance.

Components of Total Compensation

Base Salary
    We believe base salaries should be sufficient to attract and retain the executive talent needed to run our business.  The Compensation Committee sets base salaries at market median levels for positions that are unique to the restaurant industry, and between the 50th and 75th percentile in the restaurant industry for other executive positions.

    In setting base salaries for fiscal 2007, the Compensation Committee considered the following factors:

•
Internal analysis. This is the relative pay difference for different job levels.  The Compensation Committee believes that the President and Chief Executive Officer position has the greatest opportunity to impact the Company, and so has typically set the base salary for this position at approximately two times that of the next highest executive.  Similarly, the Compensation Committee has concluded that Mr. Blade, the Chief Financial Officer, is vital to our success, as he supervises not only the Finance and Accounting departments, but the Franchise and Supply Chain departments as well.  Accordingly the Compensation Committee has typically set Mr. Blade’s salary at approximately 20% above the next most highly compensated executive.

•
Individual performance.  Increases to base salaries can result from individual performance assessments as well as an evaluation of the market and the mix among various components of compensation.  In setting Mr. Dunn’s base salary for fiscal 2007, the committee considered that, although we had decreased employee turnover and drive-thru wait times and increased customer satisfaction as Mr. Dunn planned, improvement in these areas did not translate into improved sales or earnings.  Accordingly, the Compensation Committee made no change to Mr. Dunn’s base salary from fiscal 2006.  This meant that his base salary was below the 50th percentile for Chief Executive Officers of similarly sized companies.  When Mr. Dunn resigned in August 2007 and Mr. Gilman was appointed the Interim President and Chief Executive Officer,the Compensation Committee set Mr. Gilman’s base salary at the same level as Mr. Dunn’s.

The Compensation Committee also reviewed the performance of the other Named Executive Officers, ultimately concluding that, while their individual performances had been satisfactory, our overall disappointing performance in fiscal 2006 did not warrant an increase in base salaries.  Instead, the Compensation Committee chose to focus more attention on increasing the incentive-related components of compensation.  A discussion of the mix between the two components is in the “Annual Incentive Bonus” section below.

•
Market data.  As noted above, while the Compensation Committee uses industry and general market data to test for the reasonableness and competitiveness of base salaries, committee members exercise subjective judgment within the ranges in this data in view of our compensation objectives and individual performance and circumstances.

Annual Incentive Bonus
    For fiscal 2007 the Compensation Committee intentionally allocated a greater portion of targeted total compensation to the performance-dependent elements.  One way in which it did this was to set what it believed to be aggressive, but reachable, targets for fiscal 2007 under our Incentive Bonus Plan.

    Over 100 employees, including the Named Executive Officers, participated in the Incentive Bonus Plan in fiscal 2007.  The Compensation Committee established a target incentive opportunity for each participant, expressed as a percent of base salary. Mr. Dunn’s target bonus opportunity was set at 70% of his base salary, which weighted his pay mix more heavily toward performance-based compensation. The other executive officers had target bonus opportunities set at 30% - 40% of their base salaries.  For the Named Executive Officers, the target annual incentives for fiscal 2007 were as follows:

Named Executive Officer	Target Bonus Incentive as a % of Base Salary
Mr. Gilman	70%[a]
Mr. Dunn	70%
Mr. Blade	40%
Mr. Schiller	40%
Mr. Reinwald	40%
Mr. Geiger	30%
Mr. Walker	40%

a   Mr. Gilman was not eligible for the Bonus Plan until August 2007, when he became Interim President and Chief Executive Officer.  Had we met the thresholds for paying a bonus in fiscal 2007 he would have received a payment based on the 70% opportunity for the pro rata portion of the fiscal year in which he served in that role.

    To arrive at a payout number under the Incentive Bonus Plan, the target bonus opportunity for each participant is multiplied by a formula based on our performance as determined by targets for objective performance and measures and individual performance goals. In fiscal 2007 the corporate performance measures were growth in earnings before interest and taxes (“EBIT”) and same store sales over the prior year. Individual performance was based on the successful completion of defined projects during the fiscal year. The individual performance modifier may result in further modification of the payout, since any upward adjustment for one participant must be offset by downward adjustments for others. The formula used to compute bonus payouts is set forth below:

Target Bonus Amount	X	Corporate Performance Modifier (0% - 250%)	X	Individual Performance Modifier (75% -125%)

    After the end of the fiscal year, the Compensation Committee evaluates the Company’s performance against the specific targets set at the beginning of the year and modifies the bonus payout to 0% to 250% of the target. For fiscal 2007, the targets for growth in EBIT and same store sales were as follows:

Factors	Threshold (0%)	Target (100%)	Maximum (250%)
Same Store Sales	-1.4%	.6%	2.6%
EBIT	$52.4M	$55.2M	$61M

    In fiscal 2007, we did not achieve the targets at the threshold level for either the Same Store Sales or EBIT performance measures. Consequently, we made no payments under the Incentive Bonus Plan to any participant in fiscal 2007.

Long-Term Incentives
    Equity-based incentives are a significant element of total executive officer compensation, as we believe these forms of compensation align the interests of executives with those of our shareholders for periods greater than the single year focus of the Incentive Bonus Plan.  They also encourage retention of employees.  These equity-based incentives consist of stock options and restricted stock.

    In making equity-based awards, the Compensation Committee also considers the executive’s level of responsibility, prior experience, internal equity, retention concerns, individual performance, and market data for the particular position.  The committee uses the value of these incentives as determined by accounting principles to provide targeted total compensation at the levels discussed above.  If our shareholder returns exceed industry averages, our executives’ compensation will likewise exceed industry averages.  Likewise, if the shareholders do not realize competitive returns on their investments, our executives’ compensation will fall below the industry average.

Stock Options
    Stock options reward the recipient for the increase in our stock price during the holding period.  Options represent the high-risk and potential high-return component of our total long-term incentive program, as the potential value of each option can fall to zero if the price of our stock is lower than the exercise price when the options expire.

    The size of stock option grants for executive officers is based primarily on the target dollar value of the award, translated into a number of option shares based on the estimated economic value of the award, as determined using the Black-Scholes option pricing formula.  As a result, the number of shares underlying stock option awards will typically vary from year to year, as it is dependent on the price of our stock.  Subject to limits imposed by Section 422 of the Internal  Revenue Code, options granted to all employees are incentive stock options.

    In February 2007, the Compensation Committee approved annual grants of stock options to each of the Named Executive Officers.  These options had an exercise price equal to the fair market value of our stock on the date of grant.  They were granted under the 2006 Employee Stock Option Plan, which was approved by shareholders in February 2006.  These options vest over four years, at a rate of 25% per year, beginning on the first anniversary of the grant.  They expire ten years from the date of grant.

    Stock options granted prior to February 2006 vest over a four year period, at a rate of 20% per year beginning on the date of grant.  These options expire five years from the date of grant and contain a reload option feature.  Reload options represent an option to purchase the same number of shares of our stock that were used by the grantee to pay the exercise price of any original option.  We do not grant additional reload options upon the exercise of a reload option.

    In the event of the death of an option recipient, then his/her estate may exercise the option in full at any time prior to its expiration.  In the event of an option recipient’s retirement, he/she may exercise any vested options within three months from the date of retirement.  Should an option recipient’s employment end as a result of a disability, then he/she would be able to exercise the options as if the recipient had remained with the Company through: (i) cessation of payments under a disability pay plan of the Company, (ii) the recipient’s death, or (iii) the recipient’s 65th birthday.

    We do not backdate options or grant options or other equity awards retroactively.  In addition, we do not purposely schedule option awards or other equity grants prior to the disclosure of favorable information or after the announcement of unfavorable information.  In general, equity-based incentive awards are made during the February Board meeting, with mid-year grants limited to newly hired or promoted employees.

Restricted Stock
    Restricted stock awards provide the recipient with shares of our stock, which the recipient may vote and for which he may receive dividends during the vesting period.  The recipient may not transfer or assign the restricted shares for a period of three years after the date of grant, however, and if the recipient ceases to be our employee for any reason other than death, disability or retirement during that period the shares will be forfeited.  If the recipient ceases being our employee during the vesting period as a result of retirement, death or disability then the recipient (or his/her estate) will receive a pro rata amount of shares reflective of the percent of the vesting period during which the recipient was employed.

    Each award of restricted stock is issued in conjunction with a book unit.  A book unit has a vesting schedule concurrent with the associated share of restricted stock.  It provides for a cash payment at the end of the three-year vesting period equal to: (i) the aggregate of our earnings per share over the vesting period and (ii) any dividends paid over the vesting period.  The cash provided by the book units is typically used by the recipient of restricted stock to pay the tax obligation that he/she incurs upon its vesting.

    The plan under which the Compensation Committee made restricted stock awards expired in 2007.  Shareholders are being asked to approve a new plan at the annual meeting.

Perquisites and Benefits
    Perquisites provided to executive officers include: (i) reimbursement for medical expenses of up to $3,500 annually, (ii) amounts we pay to group life insurance premiums for coverage in excess of $50,000, (iii) matching contributions we make under the 401(k) Plan and Deferred Compensation Plan, which equal 50% of up to 6% of total cash compensation deferred into these plans, (iv) personal use of a company car, (v) 75% of the cost of preparing tax returns, and (vi) amounts incurred for travel for service on charitable boards.  See footnote (c) to the Summary Compensation Table below for the perquisites provided to each Named Executive Officer in fiscal 2007.

    Our executive officers receive the same benefits provided to all employees.  They include: participation in the 401(k) and deferred compensation plan, life insurance equal to their annual salary, group medical & dental plans, short- and long-term disability insurance, and a lunch discount of 50% at Steak n Shake restaurants on work days.

Employment Agreements, Severance, and Change-in-Control Arrangements

Change in Control Agreements
    In fiscal 2007, the Compensation Committee approved agreements with certain executive officers, including the Named Executive Officers, that provide for benefits in the event we experience a change in control (the “CIC Agreements”).  The committee obtained benchmarking information from its compensation consultant, considered which individuals were vital to retain during any period of uncertainty, and evaluated the potential costs and benefits of the CIC Agreements.  All of the Named Executive Officers except Mr. Gilman received a CIC Agreement in fiscal 2007.  Mr. Reinwald received a CIC agreement that does not provide for the “stay payment” described below.

    The primary terms of the CIC Agreements are provided below:

•	Stay Payment. On the date of a Change in Control the CIC Agreements provide that Messrs. Blade, Schiller and Geiger will receive an immediate payment equal to 30% of their base salary.

•
Termination Following Change in Control.  In the event that the employment of the recipient of a CIC Agreement is terminated within one year of a change in control without “cause” by us or “good reason” by the employee, they will receive: (a) a severance payment equal to one year of their base salary, (b) coverage under the group medical plan for one year, (c) use of their Company-provided car for up to 60 days, (d) payment of a pro rata amount of the bonus to which they would have been entitled had they been employed through the applicable bonus computation period, and (e) reimbursement of up to $15,000 for outplacement services.

•
Executive’s Obligations.  Prior to obtaining any benefits under a CIC Agreement, the recipient must waive any claims against us.  We may recover any benefits paid under the CIC Agreements if the recipient breaches any of his obligations under the CIC Agreement.

Other Severance Agreements
    At the inception of their employment, we agreed to pay Mr. Blade and Mr. Schiller a specified percentage of their base salary in the event we terminate their employment for any reason that would not disqualify them from obtaining unemployment compensation benefits under Indiana law.  In the event of such a termination, both Mr. Blade and Mr. Schiller would receive 10 months of base salary ($254,904 for Mr. Blade and $212,420 for Mr. Schiller at their current salaries) and reimbursement for up to ten (10) months of outplacement services.  These obligations would be superseded by the CIC Agreements in the event of a termination within one year of a change in control that would trigger the CIC severance benefits.  At the inception of his employment we agreed to pay Mr. Gilman nine months of his salary in the event his employment is terminated for any reason except for retirement or commission of a crime.  He has indicated that the salary that should be applicable to this separation agreement is that which was last in effect while he was Chief Executive Officer, $500,000, as opposed to his current, temporary salary of $600,000.

Effect of a Change in Control, Death, Disability or Retirement on Equity Grants
    A description of the impact of death, disability or retirement on vesting or exercise of options or restricted stock is under the “Long-Term Incentives” section.

    All restricted stock plans and the 2006 Steak n Shake Employee Stock Option Plan contain provisions that accelerate the vesting of the awards upon a change in control. Options granted under prior stock option plans may be accelerated upon a change in control at the discretion of the Board of Directors.

    The number of unvested shares that would vest on a change in control, and the value of those shares as of the end of the fiscal year, is set forth in the table below entitled “Outstanding Stock and Option Awards” under the column entitled “Shares or Units of Stock that Have Not Vested.”

Deductibility Cap on Executive Compensation

    Section 162(m) of the Internal Revenue Code prohibits publicly-held companies from taking a tax deduction for certain compensation paid in excess of $1 million to any of the five most highly compensated employees. Performance-based compensation remains deductible.  To qualify as performance-based compensation, the program under which it is provided must be approved by shareholders and meet other requirements. Our policy is, where feasible, to attempt to qualify our compensation plans for full deductibility.  Pursuant to that policy, we have taken steps to qualify compensation under the 2006 Incentive Bonus Plan and all stock option plans as “performance-based compensation.”

    We may make payments that are not fully deductible if, in the judgment of the Compensation Committee, such payments are otherwise necessary to achieve compensation objectives.  In fiscal 2007, we did not pay compensation that was not deductible under Section 162(m).

Summary Compensation Information

    The following table shows the compensation paid to the two individuals who served as Chief Executive Officer during fiscal 2007, the Chief Financial Officer, the other three most highly compensated executive officers and a former executive officer who would have been among the three most highly compensated employees had he been employed at the end of fiscal 2007 (the “Named Executive Officers”) in fiscal 2007:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary		Stock Awards		Option Awards[a]		All Other Compensation[c]		Total
Alan Gilman, Chairman, Interim President and Chief Executive Officer	2007	$331,731	[d]	$12,903		$308,078		$26,547		$679,259
Peter Dunn, Former President and Chief Executive Officer	2007	$600,000		$376,863	[e]	$144,968	[e]	$675,998	[f]	$1,797,829
Jeff Blade, EVP, Chief Financial Officer, Chief Administrative Officer	2007	$305,885		$163,536		$85,341		$18,250		$573,012
Steven Schiller, SVP, Chief Marketing Officer	2007	$254,903		$122,320		$45,271		$17,780		$440,274
Gary Reinwald, EVP, Development	2007	$191,490		$92,099		$200,328		$12,034		$495,951
Duane Geiger, Vice President, Controller	2007	$185,596		$74,426		$48,910		$15,455		$324,387
Gary Walker, Former Senior Vice President, Operations Support	2007	$243,692		$127,617	[h]	$120,331	[h]	$257,859		$749,499	[g]

a.
Represents the dollar amount of equity compensation cost recognized for financial reporting purposes with respect to stock awards in fiscal 2007, computed in accordance with SFAS 123(R), excluding the impact of estimated forfeitures for service-based vesting conditions, as follows:

Name	Date of Grant	Number of Shares	Fiscal 2007 Expense ($)
Mr. Gilman	8/17/2007	17,000	12,903
Total			$12,903

Mr. Dunn	10/4/04	20,000	116,667
	10/3/05	20,000	111,692
	2/8/06	17,500	94,069
	2/6/07	17,000	54,435
Total			$376,863

Mr. Blade	3/15/04	8,500	25,199
	9/14/05	3,000	19,750
	2/8/06	12,000	69,880
	2/6/07	13,400	48,707
Total			$163,536

Mr. Schiller	5/11/05	8,000	50,293
	2/8/06	7,500	43,675
	2/6/07	7,800	28,352
Total			$122,320

Mr. Reinwald	10/4/04	9,000	52,500
	2/8/06	6,800	39,599
	8/14/07	8,000	—
Total			$92,099

Mr. Geiger	10/4/04	5,500	32,083
	2/8/06	4,400	25,623
	2/6/07	4,600	16,720
Total			$74,426

Mr. Walker	10/4/04	7,000	37,692
	9/14/05	1,500	9,115
	2/8/06	10,300	55,366
	2/6/07	8,000	25,444
Total			$127,617

    See Note 15 of Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for fiscal 2007 filed December 10, 2007 for a description of the assumptions made in the valuation. The actual value realized by the Named Executive Officer with respect to stock awards will depend on the market value of our stock on the date the restricted stock vests, as well as the date on which the stock is subsequently sold.

b.
Represents the dollar amount of equity compensation cost recognized for financial reporting purposes with respect to nonqualified stock option awards in fiscal 2007, computed in accordance with SFAS 123(R), excluding the impact of estimated forfeitures for service-based vesting conditions, as follows:

Name	Date of Grant	Number of Shares Underlying Options	Fiscal 2007 Expense ($)
Mr. Gilman	8/4/04	25,000	17,197
	9/14/05	25,000	32,780
	5/8/07	5,000	2,388
	5/15/2007	23,787	92,867
	8/17/2007	26,900	162,846
Total			$308,078

Mr. Dunn	10/1/03	20,000	5,418
	8/4/04	25,000	17,197
	9/14/05	25,000	32,780
	2/8/06	30,000	49,021
	2/7/07	26,900	40,552
Total			$144,968

Mr. Blade	3/15/04	12,000	6,773
	9/14/05	16,500	21,635
	2/8/06	20,200	33,007
	2/6/07	21,300	23,926
Total			$85,341

Mr. Schiller	5/11/05	10,000	10,702
	2/8/06	12,700	20,752
	2/6/07	12,300	13,817
Total			$45,271

Mr. Reinwald	8/4/04	16,000	11,006
	9/14/05	7,400	9,703
	2/8/06	11,500	18,791
	9/29/06	9,225	41,259
	2/19/07	13,504	62,958
	8/15/07	10,000	56,611
Total			$200,328

Mr. Geiger	8/4/04	7,500	5,159
	9/14/05	4,000	5,245
	2/8/06	7,500	12,255
	9/29/06	4,036	18,051
	2/6/07	7,300	8,200
			$48,910

Mr. Walker	8/4/04	11,000	7,567
	9/14/05	12,500	16,390
	2/8/06	17,300	28,269
	9/29/06	2,536	11,342
	2/16/07	9,315	43,283
	2/6/07	12,000	13,480
Total			$120,331

     See Note 15 of Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for fiscal 2007 filed December 10, 2007 for a description of the assumptions made in the valuation. The actual value realized by the Named Executive Officer with respect to option awards will depend on the difference between the market value of our stock on the date the option is exercised and the exercise price.

c.	The type and amount of the components of the figures in the “All Other Compensation” column above are detailed below:

	Mr. Gilman	Mr. Dunn	Mr. Blade	Mr. Schiller	Mr. Reinwald	Mr. Geiger	Mr. Walker
401(k) matching contributions	$2,661	$3,375	$1,074	$1,264	$2,668	$882	$1,071
Nonqualified Deferred Compensation Plan matching contributions	$7,291	$14,625	$8,103	$6,383	$3,021	$4,640	$6,000
Excess life insurance	$4,302	$759	$461	$246	$725	$223	$342
Travel to charitable board meetings	$3,942	$1,353	—	—	—	—	—
Tax preparation	$1,075	$2,000	—	—	$713	—	—
Automobile expenses – personal use	$3,776	$10,386	$5,112	$6,387	$1,407	$6,210	$6,946
Executive Medical Reimbursement Plan	$3,500	$3,500	$3,500	$3,500	$3,500	$3,500	$3,500

d.
Mr. Gilman’s salary was reduced from $500,000 per year to $150,000 per year effective February 6, 2007 when he assumed the role of Non-executive Chairman.  His salary was increased to $600,000 on August 13, 2007 when he assumed the role of Interim President and Chief Executive Officer.

e.	Mr. Dunn forfeited all equity awards which vested after October 5, 2007, the effective date of his resignation. The specific awards that were forfeited are set forth below:

Restricted Stock
Grant Date	Number of Shares
10/4/04	7,000
9/14/05	1,500
2/8/06	10,300
2/6/07	8,000

Stock Options
Grant Date	Number of Options
10/1/03	20,000
8/4/04	25,000
9/14/05	25,000
2/8/06	30,000
2/6/07	26,900

    As a result of the forfeiture, we will not report the amount of equity compensation costs shown for these awards in the Summary Compensation Table.

f.	This includes the items listed in footnote c above as well as $40,000 in outplacement assistance and $600,000 in severance payments.

g.	This includes the items listed in footnote c above as well as $240,000 in severance payments.

h.	Mr. Walker forfeited all equity awards which vested after September 19, 2007, the date of his separation. The specific awards that were forfeited are set forth below:

Restricted Stock
Grant Date	Number of Shares
10/3/05	20,000
2/8/06	17,500
2/6/07	17,000

Stock Options
Grant Date	Number of Options
8/4/04	11,000
9/14/05	12,500
2/8/06	17,300
9/29/06	2,536
2/16/07	9,315
2/6/07	12,000

    As a result of the forfeiture, we will not report the amount of equity compensation costs shown for these awards in the Summary Compensation Table.

Plan-Based Award Grants

    The following table sets forth specific information regarding all grants from equity and non-equity plans in fiscal 2007.

GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[a]
Name	Grant Date	Threshold	Target	Max	All Other Stock Awards: Number of Shares of Stock or Units[d]	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)[g]
Mr. Gilman	11/7/2006	$0	$420,000	$1,050,000
	5/8/2007					5,000[b]	$16.51	$24,168
	5/15/2007					23,787[c]	$15.87	$92,867
	8/17/2007					26,900[e]	$14.80	$162,846
	8/17/2007				17,000			$251,600

Mr. Dunn[f]	11/7/2006	$0	$420,000	$1,050,000
	2/6/2007				17,000			$303,280
	2/6/2007					26,900[e]	$17.72	$187,553

Mr. Blade	11/7/2006	$0	$123,600	$309,000
	2/6/2007				13,400			$237,448
	2/6/2007					21,300[e]	$17.72	$147,609

Mr. Schiller	11/7/2006	$0	$103,000	$257,000
	2/6/2007				7,800			$138,216
	2/6/2007					12,300[e]	$17.72	$85,239

Mr. Reinwald	11/7/2006	$0	$104,000	$260,000
	2/9/2007					13,504[c]	$17.89	$62,958
	8/14/2007					10,000[e]	$13.84	$56,611
	8/14/2007				8,000			$110,720
	9/29/2007					9,225[c]	$17.17	$41,236

Mr. Geiger	11/7/2006	$0	$56,250	$140,625
	2/6/2007				4,600			$81,512
	2/6/2007					7,300[e]	$17.72	$50,589
	5/11/2007					6,982[c]	$16.22	$18,041

Mr. Walker[h]	11/7/2006	$0	$96,000	$240,000
	9/29/06					2,536[c]	$17.17	$11,336
	2/6/07				8,000			$110,720
	2/6/07					12,000[e]	$17.72	$83,160
	2/16/07					9,315[c]	$17.83	$43,315

a.
Because we did not achieve either the threshold for same store sales growth or EBIT, no annual incentive payouts were made for fiscal 2007.  See “Compensation Discussion and Analysis – Components of Total Compensation – Annual Incentive Bonus”

b.
These awards were made to Mr. Gilman in his capacity as a member of the Board of Directors prior to his becoming an executive officer. These awards vest over four years at a rate of 20% per year beginning on the date of grant and expire five years after the date of grant.  So long as he is an executive officer he will not receive additional compensation for serving on the Board of Directors.

c.
These are reload options, which were granted pursuant to the 1997 Employee Stock Option Plan in an amount equal to the number of shares used to pay the exercise price of the underlying stock options. Reload options vest immediately and expire five years from the date of grant. Beginning in February 2006, we ceased issuing options with a reload feature.

d.
Represents restricted stock that vests three years after the date of grant. See “Compensation Discussion and Analysis –Equity Incentives – Restricted Stock and Book Units” for further information regarding these shares, the associated book units and the treatment of these shares in the event of death, disability or retirement.

e.
These options have an exercise price equal to the closing price of a share of our common stock on the New York Stock Exchange on the day preceding the date of grant. These options vest and become exercisable over four years, at a rate of 25% per year, beginning on the first anniversary of the date of grant. See “Compensation Discussion and Analysis– Equity Incentives – Stock Options” above for further information regarding these options.

f.	All equity grants to Mr. Dunn were forfeited on October 5, 2007 when he left the Company.

g.
Amounts represent the grant date fair value of stock options and restricted stock granted to each Named Executive Officer in fiscal 2007.  For a discussion of the assumptions made in the valuation, see Note 15 of Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for fiscal 2007 filed December 10, 2007.

h.	All equity grants to Mr. Walker were forfeited on September 19, 2007 when he left the Company.

    The following table sets forth certain information about outstanding option and stock awards held by the Named Executive Officers as of the end of fiscal 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards				Stock Awards
	Unexercised Options				Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested[g]	Number of Unearned Shares, Units or Other That Have Not Vested	Market Or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Mr. Gilman	27,500[c]		14.14	4/29/2008
	27,500[c]		16.25	5/6/2009
	10,000[b]		14.93	7/2/2008
	7,877[e]		18.85	1/12/2009
	20,000[b]	5,000	17.14	8/4/2009
	15,000[b]	10,000	19.75	9/14/2010
	6,250[d]	18,750	17.47	2/8/2016
	23,787[e]		15.87	5/15/2012
	0[d]	26,900	14.80	8/17/2017
					17,000	$259,590
	1,000[f]	4,000	16.51	5/8/2012

Mr. Dunn[h]					20,000	$305,400

Mr. Blade	9,600[b]	2,400	19.27	3/15/2009
	9,900[b]	6,600	19.75	9/14/2010
	5,050[d]	15,150	17.47	2/8/2016
	0[d]	23,000	17.72	2/6/2017
					3,000	$45,810
					12,000	$183,240
					13,400

Mr. Schiller					8,000	$122,160
					7,500	$114,525
					7,800	$119,106
	6,000[b]	4,000	18.86	5/11/2010
	3,175[d]	9,525	17.47	2/8/2016
	0[d]	12,300	17.72	2/6/2017

Mr. Reinwald					6,800	$103,836
					8,000	$122,160
	11,000[c]		14.14	4/29/2008
	11,000[c]		16.25	5/6/2009
	12,800[b]	3,200	17.14	8/4/2009
	4,440[b]	2,960	19.75	9/14/2010
	2,875[d]	8,625	17.47	2/8/1016
	9,225[e]		17.17	9/29/2011
	13,504[e]		17.89	2/10/2012
	0[d]	10,000	13.84	8/15/1017

Mr. Geiger	1,875[d]	5,625	17.47	2/8/2016	4,400	$67,188
	3,438[c]		14.14	4/29/2008
	3,300[c]		16.25	5/6/2009
	1,339[e]		15.52	10/11/2008
	6,000[b]	1,500	17.14	8/4/2009
	2,400[b]	1,600	19.75	9/14/2010
	0[d]	7,300	17.72	2/6/2017	4,600	$70,242

Mr. Walker	N/A

a.	Market value is computed based on a price of $15.27, which was the closing price of our common stock on the last day of fiscal 2007.

b.	These options vest at a rate of 20% per year, beginning on the date of grant and expire five years from the date of grant; they also contain a reload feature.

c.	These options vested at a rate of 20% per year and expire ten years from the date of grant; they also contain a reload feature.

d.	These options vest at a rate of 25% per year beginning on the first anniversary of the date of grant and expire ten years from the date of grant; they do not contain a reload feature.

e.
These are “reload” options which were granted pursuant to the 1997 Employee Stock Option Plan. Reload options are granted in an amount equal to the number of shares used to pay the exercise price on the underlying stock options. They are vested immediately and expire five years from date of grant. Beginning in February 2006 we ceased issuing options with a reload feature.

f.
These awards were made to Mr. Gilman in his capacity as a member of the Board of Directors prior to his becoming an executive officer. These options vest at a rate of 20% per year beginning on the date of grant. As long as he remains an executive officer, he will not receive additional compensation for serving on the Board of Directors.

g.
All restricted stock grants have a three-year cliff vesting period and are granted with an equal amount of book units. See “Compensation Discussion and Analysis – Restricted Stock and Book Units” for additional information regarding these shares.

h.	Mr. Dunn forfeited all other equity awards that vested after the effective date of his resignation.

Award Exercise and Vesting

    The following table sets forth the number of options exercised in fiscal 2007, along with the value received as a result of the exercise. It also shows the number of shares of restricted stock that vested during the year, with concurrent vesting of book units, and the resulting value realized by the Named Executive Officer.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized upon Exercise[a]	Number of Shares Acquired on Vesting	Value Realized on Vesting[b]
Mr. Gilman	41,681	$112,004	12,500	$248,625
Mr. Dunn	—	—	20,000	$397,800
Mr. Blade	—	—	8,500	$170,170
Mr. Geiger	7,500	—	4,000	$79,560
Mr. Schiller	—	—	—	—
Mr. Reinwald	32,000	$160,320	9,000	$179,010
Mr. Walker	15,400	$61,226	7,000	$139,230

a.
This amount reflects the difference between the exercise price and the closing price on the date of exercise. The exercise price of Mr. Geiger’s options was slightly above the fair value on the date of the exercise of the option, as he exercised the options to receive the reload associated with them.

b.
Mr. Blade’s stock awards vested on March 15, 2007; all others vested on October 1, 2006. The amount in this column includes the value of the restricted stock on the date of vesting, based on the closing price of our common stock which on both dates was $16.89, and the value of book units which vested in conjunction with the shares of restricted stock. The book units associated with Mr. Blade’s shares were $3.13; the remainder of the book units were valued at $3.00 each.

Retirement Benefits

    We maintain two plans that provide retirement income to all eligible employees, including the Named Executive Officers:

401(k) Plan
    The 401(k) Plan is available to all qualified associates, including the Named Executive Officers.  We match participant contributions in an amount equal to 50% of each participant’s voluntary contributions to the 401(k) Plan up to 6% of the participant’s total cash compensation.  Participant contributions may consist of salary or cash compensation from the 2006 Incentive Bonus Plan.  Matching contributions vest over the first six years of employment at a rate of 20% per year, beginning on the second anniversary of a participant’s employment.  Participants may invest their contributions and the matching contributions in a variety of investment options provided by Fidelity Investments and their partner funds.  The Named Executive Officers and other “highly compensated employees” are limited to contributing 1% of their cash compensation.

Deferred Compensation Plan
    The Deferred Compensation Plan is available to all highly compensated employees including the Named Executive Officers.  Investment options offered under the Deferred Compensation Plan are identical to those offered in the 401(k) Plan.  Before a participant may make contributions under the Deferred Compensation Plan, the participant must first contribute 1% of their earnings to the 401(k) Plan.  We will match participant contributions in the amount of 50% of the aggregate deferrals into both plans, up to 6% of the participant’s cash compensation.  Deferrals under both plans are limited to 20% of the aggregate of a participant’s salary and annual incentive bonus, which means that as a result of the 1% of compensation deferred to the 401(k) Plan, the most a participant may defer to the Deferred Compensation Plan is 19% of total cash compensation. Matching contributions under the Deferred Compensation Plan vest over the first six years of employment, at a rate of 20% per year beginning on the second anniversary of employment. A participant’s account balance will be distributed at a time directed by the participant at the time the deferrals are made.  Participants may elect that distributions be made in a lump sum or in equal annual installments over a period of up to ten (10) years.  Withdrawals from the Deferred Compensation Plan are limited to the withdrawal of participant contributions in cases of financial hardship.

    The following table describes the contributions, earnings, and balance at the end of fiscal 2007 for each of the Named Executive Officers who participate in the Deferred Compensation Plan.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year[a]	Company Contributions in Last Fiscal Year[b]	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-end[c]
Mr. Gilman	$33,173	$7,291	$29,173	$259,370
Mr. Dunn	$49,615	$14,625	$22,145	$266,275
Mr. Blade	$58,118	$8,103	$29,528	$256,385
Mr. Schiller	$15,294	$6,383	$12,150	$66,427
Mr. Reinwald	$13,660	$3,021	$23,659	$137,209
Mr. Geiger	$9,280	$4,640	$4,720	$44,747
Mr. Walker	$12,000	$6,000	$17,696	$128,801

a.	The amounts in this column are also included in the Summary Compensation Table in the “Salary”column.

b.	The amounts in this column are also included in the Summary Compensation Table in the “All Other Compensation”column.

c.
The following amounts were included in this or prior years’ summary compensation tables: Mr. Gilman ($210,792), Mr. Dunn ($231,076), Mr. Blade ($211,680), Mr. Schiller ($51,152), Mr. Reinwald ($100,719), Mr. Geiger ($38,071), Mr. Walker ($103,729).

Potential Payments Upon Termination of Employment

    As discussed above in “Compensation Discussion and Analysis – Employment Agreements, Severance and Change-in-Control Arrangements,” some of our equity awards accelerate upon a change in control or upon the retirement, death or disability of the holder. Also, some of the Named Executive Officers have agreements that would provide them with benefits upon the occurrence of one or more of these events. The following table sets forth, for each of the Named Executive Officers other than Messrs. Dunn and Walker, the aggregate value that the individual would receive as a result of any of the foregoing events if they had occurred on September 26, 2007. For amounts that were paid, or are payable, to Messrs. Dunn and Walker in connection with their termination of employment, see the "All Other Compensation" column of the Summary Compensation Table.

	Resignation	Death, Disability or Retirement	Termination[a]	Change in Control[b]	Qualifying Termination Within One Year of a Change in Control[c]
Mr. Gilman
Restricted Stock[e]	--	8,061	--	260,440	--
Stock Options[d]	--	--	--	47,118	--
Severance Payment (non-CIC)[h]	--	--	345,000	--	--

Mr. Blade
Restricted Stock[e]	--	192,751	--	589,177	--
Stay Payment[f]	--	--	--	92,700	--
Severance Payment (CIC)[g]	--	--	--	--	309,000
Severance Payment (non-CIC)[h]	--	--	254,904	--	--
Health Care Coverage[i]	--	--	--	--	11,365
Company Car[j]	--	--	--	--	1,625
Outplacement Services[k]	--	--	--	--	15,000

Mr. Schiller
Restricted Stock[e]	--	114,405	--	383,199	--
Stay Payment[f]	--	--	--	76,200	--
Severance Payment (CIC)[g]	--	--	--	--	254,000
Severance Payment (non-CIC)[h]	--	--	212,420	--	--
Health Care Coverage[i]	--	--	--	--	9,828
Company Car[j]	--	--	--	--	1,775
Outplacement Services[k]	--	--	--	--	15,000

Mr. Reinwald
Restricted Stock[e]	--	227,640	--	399,258	--
Stock Options[d]	--	--	--	26,730	--
Severance Payment (CIC)[g]	--	--	--	--	260,000
Health Care Coverage[i]	--	--	--	--	7,948
Company Car[j]	--	--	--	--	1,566
Outplacement Services[k]	--	--	--	--	15,000

Mr. Geiger
Restricted Stock[e]	--	153,923	--	244,567	--
Stock Options[d]	--	--	--	3,884	--
Stay Payment[f]	--	--	--	56,250	--
Severance Payment (CIC)[g]	--	--	--	--	187,500
Health Care Coverage[i]	--	--	--	--	11,365
Company Car[j]	--	--	--	--	1,481
Outplacement Services[k]	--	--	--	--	15,000

a.	Amounts in this column exclude payments made upon or following a change in control.

b.	Amounts in this column reflect payments or acceleration of benefits upon a change in control without termination of employment.

c.
Amounts in this column are payable only if the Named Executive Officer is terminated by us without cause or if the Named Executive Officer leaves for good reason within one year following a change in control.

d.
Reflects the excess of the closing price of $15.27 for our stock on the last day of fiscal 2007, over the exercise price of outstanding options currently vested and any unvested stock options, the vesting of which would accelerate as a result of the Named Executive Officer's termination of employment on September 26, 2007 as a result of the specified termination event, multiplied by the number of shares of our stock underlying the stock options.

e.
Reflects the closing price of $15.27 for our stock on the last day of fiscal 2007, multiplied by the number of shares of restricted stock that would vest as a result of the Named Executive Officer's termination of employment on September 26, 2007 as a result of the specified termination event, plus the value of accrued book units through September 26, 2007.

f.	Reflects the payment of 30% of the Named Executive Officer's salary immediately upon a change in control.

g.	Amounts represent one year of salary payable to the Named Executive Officers.

h.
Amounts represent 10 months of salary payable to Messrs. Blade and Schiller under their severance agreements. They would also be entitled to reimbursement for up to 10 months of outplacement services. Mr. Gilman's amount represents nine months of salary payable under his severance agreement; he has indicated it should be applicable to his prior salary of $500,000 and would not apply it to the current $600,000 salary.

i.	Amounts represent one year of coverage under our group medical plans at the level currently elected by the individual.

j.	Amounts represent the use of the Named Executive Officer's company car for up to 60 days after termination of employment.

k.	Reflects the maximum amount of outplacement services for which the Named Executive Officer may be reimbursed by us.

Compensation of Directors

    We compensate non-employee directors with annual cash retainers, cash meeting attendance fees and grants of stock options and restricted stock, as well as reimbursement of certain expenses as explained in this section. With the exception of the Chairmen of the Audit, Compensation and Nominating/Corporate Governance Committees, (whose retainers are summarized below) we paid retainers of $22,000 for fiscal 2007. Meeting fees for non-employee directors were set as follows:

•	$3,500 for each in-person Board meeting attended;

•	$1,250 for each Committee meeting attended that was not held in conjunction with a Board meeting;

•	$1,000 for meetings, travel and interviews with candidates for Board positions;

•	$500 for each Committee meeting attended that was held in conjunction with a Board of Directors’ meeting; and

•	$500 for any meeting (Board or Committee) held telephonically.

    The Chairman of the Audit Committee receives an annual retainer of $42,000. The Chairman of the Executive Committee and Lead Outside Director receives a retainer of $47,000. The Chairman of the Compensation Committee receives an annual retainer of $37,000. The Chairman of the Nominating/Corporate Governance Committee receives an annual retainer of $37,000. Because directors who are employees are not paid for their services on the Board, Messrs. Gilman and Kelley do not receive compensation for their Board service.

    In addition, the ordinary and necessary expenses the members of the Board of Directors incurred in attending board and committee meetings are reimbursed by us. All non-employee directors are also eligible to participate in our medical reimbursement plan, which provides reimbursement for unreimbursed medical bills in an amount of up to $3,500 per year, which amount is increased or “grossed up” in an amount equal to the estimated taxes payable by the directors for this benefit. Finally, all non-employee directors are entitled to reimbursement of 75% of the cost of their personal tax preparation, up to a maximum reimbursable amount of $1,000.

    In addition to the foregoing payments, directors may participate in the Nonqualified Deferred Compensation Plan. There are no matching payments made to Directors under the Nonqualified Deferred Compensation Plan and no guaranteed return is offered. Instead, it provides directors with an opportunity to defer the receipt of retainer and/or meeting fees and obtain them at a later date together with the gains or losses associated with investments against which they choose to track their accounts.

    The chart below shows the compensation received by our directors during fiscal 2007.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards[a]	Stock Option Awards[b]	Change in Pension Value and Nonqualified Deferred Compensation Plan Earnings	All Other Compensation[c]	Total
Geoffrey Ballotti	$24,916	$2,591	$5,330		$3,500	$36,337
Ruth J. Person	$51,083		$18,327	$66	$5,259	$74,735
J. Fred Risk	$61,000		$18,327	$445	$5,961	$85,733
John W. Ryan	$68,333		$18,327		$5,792	$92,452
Steven M. Schmidt	$49,083	$3,660	$21,271		$5,136	$79,150
Edward Wilhelm	$67,917	$3,660	$15,297		$4,727	$91,601
James Williamson, Jr.	$79,583		$18,327		$5,136	$103,046

a.
Represents the dollar amount of equity compensation cost recognized for financial reporting purposes with respect to grants of restricted stock under our Non-Employee Restricted Stock Plan in fiscal 2007, computed in accordance with SFAS 123(R). Messrs. Schmidt and Wilhelm received a grant of 1,000 shares of restricted stock each on February 6, 2007, the grant date fair value of which was $17,848. Mr. Ballotti received a grant of 1,000 shares of restricted stock on April 23, 2007, the grant date fair value of which was $16,840. These are all of the shares of restricted stock held by our directors.

b.
Represents the dollar amount of equity compensation cost recognized for financial reporting purposes with respect to grants of stock options under our Non-Employee Director Stock Option Plan in fiscal 2007, computed in accordance with SFAS 123(R), as follows:

Fiscal 2007 Expense for Stock Option Grants to Non-Employee Directors
Name	Grant Date	Number of Shares Underlying Option Grant	Fiscal 2007 Expense($)
Mr. Ballotti	4/20/07	5,000	2,739
Total			$2,739

Dr. Person	11/13/02	5,000	128
	11/12/03	5,000	1,925
	11/18/04	5,000	4,014
	11/8/05	5,000	7,823
	2/6/07	5,000	4,437
Total			$18,327

Mr. Risk	11/13/02	5,000	128
	11/12/03	5,000	1,925
	11/18/04	5,000	4,014
	11/8/05	5,000	7,823
	2/6/07	5,000	4,437
Total			$18,327

Dr. Ryan	11/13/02	5,000	128
	11/12/03	5,000	1,925
	11/18/04	5,000	4,014
	11/8/05	5,000	7,823
	2/6/07	5,000	4,437
Total			$18,327

Mr. Schmidt	5/11/05	5,000	5,351
	11/8/05	5,000	7,823
	2/6/07	5,000	4,437
Total			$17,611

Mr. Wilhelm	5/9/06	5,000	7,200
	2/6/07	5,000	4,437
Total			$11,637

Mr. Williamson	11/13/02	5,000	128
	11/12/03	5,000	1,925
	11/18/04	5,000	4,014
	11/8/05	5,000	7,823
	2/6/07	5,000	4,437
Total			$18,327

    See Note 15 of Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for fiscal 2007 filed December 10, 2007 for a description of the assumptions made in the valuation.

    Mr. Ballotti received a grant of 5,000 options on April 23, 2007, with a grant date fair value of $24,150. The other directors received a grant of 5,000 options each on February 6, 2007, with a grant date fair value of $27,350.

    The preceding table sets forth the shares of our stock underlying unexercised stock options held by each of our non-employee directors as of September 26, 2007. In the aggregate that number is 130,000.

c.	This column includes the medical reimbursement plan ($3,500 per year), tax gross up for the medical reimbursement plan and reimbursement for tax preparation.

    We compensate our non-employee directors with equity-based awards, the value of which are tied to increases in the value of our common stock. We have had director stock option plans in place since 1990. These plans provide for non-discretionary grants of nonqualified stock options to our non-employee directors at a price equal to the fair market value of our common stock on the date of grant. Options granted prior to November 7, 2005 are exercisable at a rate of 20% on the date of grant and on each anniversary thereof until fully exercisable and expire five years from the date of grant. Options granted after November 7, 2005 are exercisable at a rate of 25% on the first anniversary of the grant and each year thereafter until fully vested. Finally, newly appointed or elected directors receive a grant of 1,000 shares of restricted stock. These shares have a three year restriction on transfer, and if a recipient ceases serving as a director for any reason other than death, disability or retirement during this period he/she will forfeit the stock.

Equity Compensation Plan Information

The following table provides information regarding our current equity compensation plans as of September 26, 2007.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans approved by Shareholders(1)	1,657,612	$14.15	1,053,807(2)
Equity Compensation Plans not approved by Shareholders	—	N/A	N/A
Totals	1,657,612	$14.15	1,053,807

(1)
Consists of 1997 and 2006 Employee Stock Option Plans, 2003, 2004 and 2005 Director Stock Option Plans, the 2007 Non-Employee Director Restricted Stock Plan, the 1997 Capital Appreciation Plan, as amended and restated, and the 1992 and 2006 Employee Stock Purchase Plans.

(2)
The 1997 Capital Appreciation Plan, as amended, which provided for tandem awards of restricted stock and book units, had 238,372 shares available for issuance when it expired following the end of fiscal 2007.

REPORT OF THE AUDIT COMMITTEE

    The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.  Management is responsible for the Company’s internal controls and financial reporting process.  The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing reports thereon and on the Company’s internal controls.  The Audit Committee’s responsibility is to monitor and oversee these processes.

    During fiscal 2007 the Audit Committee fulfilled its responsibilities generally as outlined in the charter through periodic meetings with the Company’s independent auditors, internal auditors and the Company’s management.  It also reviewed and discussed the Company’s quarterly earnings press releases, consolidated financial statements and related periodic reports filed with the Securities and Exchange Commission.  It also reviewed the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s attestation opinion about management’s assessment of the effectiveness of its internal control over financial reporting.  Finally, it reviewed with the independent auditors the audit plan and scope.  In addition, J. Fred Wilhelm, the chairman of the Audit Committee, as a representative of the Audit Committee, discussed the interim financial information contained in each quarterly filing on Form 10-Q with the Company’s independent auditors and management prior to the public release of each.

    The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended September 26, 2007 and discussed them with management and the Company’s independent auditors.  The Audit Committee’s review included discussion with the independent auditors of the matters required to be discussed pursuant to the Statement on Auditing Standards No. 61 (Communication with Audit Committees).  The Audit Committee also received written disclosures from the independent auditors as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors that firm’s independence.

    Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the independent auditors, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended September 26, 2007, to be filed with the Securities and Exchange Commission.

    The Audit Committee selected Deloitte & Touche, LLP as the Company’s auditors for fiscal year 2008.

    The foregoing report is respectfully submitted by the members of the Audit Committee:

    Messrs. Ed Wilhelm, Chairman, J. Fred Risk, Steven M. Schmidt, Geoff Ballotti and Dr. John W. Ryan.

2.  RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    The Audit Committee has selected Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the 2008 fiscal year.  Deloitte has served in that capacity since fiscal 2004.

    If a majority of shareholders voting do not ratify the selection of Deloitte, the Audit Committee will reconsider its choice, taking into consideration the views of the shareholders, and may (but will not be required to) appoint a different firm to serve in that capacity for fiscal 2008.

    Representatives of Deloitte will be present at the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.  A synopsis of the fees paid to Deloitte and services provided by it are set forth below.

Independent Auditors’ Fees

    Deloitte has advised us that they have billed or will bill us the following amounts for services for each of the last two fiscal years.

Type of Fee	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$403,350	$341,839
Audit-Related Fees(2)	$15,000	$15,000
Tax Fees(3)	$103,019	$—
All Other Fees(4)	$—	$19,525
Total Fees for the Applicable Fiscal Year	$521,369	$376,364

(1)
Audit fees include fees for services performed for the audit of our annual financial statements including services related to Section 404 of the Sarbanes-Oxley Act and review of financial statements included in our 10-Q filings, 10-K filing and S-8 Registration statement, comment letters and services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)
Audit-Related Fees include fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements. This includes the audit of our 401(k) Plan. These fees are partially paid through 401(k) Plan forfeitures.

(3)	Tax Fees are fees for services performed with respect to tax compliance, tax advice and other tax review.

(4)	All Other Fees are fees for other permissible work that does not meet the above category descriptions. This includes an online research subscription and sales and use tax software.

Pre-approval Policy

    The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The independent auditor and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  In fiscal 2007, the Audit Committee pre-approved the services reported above as audit-related services and tax fees and Deloitte did not provide any non-audit services during such year.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2008.

3.  APPROVAL OF THE 2008 EQUITY INCENTIVE PLAN

    The Board of Directors unanimously adopted The Steak n Shake Company 2008 Equity Incentive Plan, which we refer to in this proxy statement as the 2008 plan, and directed that it be submitted to our shareholders for consideration at the annual meeting.  The following is a summary of the principal features of the plan.  The summary is qualified in its entirety by reference to the complete text set forth as Appendix A to this proxy statement.  Shareholders are encouraged to read the plan in its entirety.

    If approved, the 2008 plan will replace all of our prior equity-based incentives.  There was an aggregate of 297,250 shares of our common stock available for awards under those plans on January 21, 2008.

    The closing sale price of our common stock on February 19, 2008, as reported by the New York Stock Exchange, was $8.45 per share.

General

    The purpose of the 2008 plan is to promote our long-term interests by providing a means of attracting, retaining and motivating qualified key employees and directors and aligning their interests more closely with our shareholders through opportunities that are determined in some measure by the value of our common stock.

    The 2008 plan permits awards in the form of stock options and restricted shares.  The Compensation Committee has discretion to: (1) determine the officers, directors and key employees who will be granted awards; (2) designate the number of shares subject to each award; (3) determine the terms and conditions upon which awards will be granted; (4) prescribe the form and terms of award agreements; (5) establish procedures and regulations for administration of the plan; (6) interpret the plan; and (7) make all determinations necessary or advisable for the administration of the plan.

    The Compensation Committee will select key employees who, in the opinion of the committee, have the capacity for contributing in a substantial measure to our achievement of our long-term objectives.  There are approximately 175 employees and all directors who are currently eligible to receive awards under the 2008 plan.

    The total number of shares of our common stock that may be issued as awards under the 2008 plan is 900,000.  No more than 700,000 shares may be awarded in the form of restricted shares.  The total number of shares which may be granted to any single participant during any one calendar year under all forms of awards may not exceed 100,000 shares.  The source of the shares used may be authorized and unissued shares or otherwise.  The number of shares covered by an award will reduce the number of shares available for future awards.  If an award expires, terminates, or is surrendered or canceled without having been exercised in full, or in the case of restricted shares is forfeited, in whole or in part, those shares will be added back to the remaining available shares.  Additionally, shares withheld or delivered to satisfy payment of the exercise price or any tax withholding obligation may be subject to new awards.  The market value of a share of our common stock, for purposes of the plan, will be the closing sale price as reported by the New York Stock Exchange on the date in question or, if not a trading day, on the last preceding trading date.

Performance Goals

    The Compensation Committee may make any award subject to the achievement of one or more performance measures.  This may permit the award to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code and related regulations.  Performance measures will be based on an objective formula or standard consisting of one or any combination of the following financial criteria:

•	Earnings before interest, taxes and amortization

•	Return on assets

•	Return on equity

•	Return on capital

•	Return on revenue

•	Cash return on tangible equity

•	Cash flow or free cash flow

•	Brand recognition/acceptance

•	Book value

•	Stock price performance

•	Earnings per share

•	Net income

•	Operating income

•	Total shareholder return

•	Same store sales

•	Customer satisfaction

    Any of these financial criteria may be determined on a corporate, regional, departmental or divisional basis.  They may be measured on an absolute or average basis, by changes to the financial criteria for a previous period or in comparison to a peer group of other companies selected by the Compensation Committee.  The Compensation Committee may amend or adjust the financial criteria or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting us or our financial statements or changes in law or accounting except that any amendments or modifications must also comply with Section 162(m).

Types of Awards

    Stock options represent rights to purchase a specified number of shares of our common stock at a designated exercise price for a specified exercise period.  Stock options intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code must have an exercise price of not less than 100% (or, in the case of a holder of 10% or more of our common stock, 110%) of the market value of a share on the date of the grant.  The aggregate market value (determined on the date of grant) of the shares subject to incentive stock options that become exercisable for the first time by a grantee in any calendar year may not exceed $100,000.  The exercise price of options that do not qualify as incentive stock options (“non-qualified stock options”) will be not less than 100% of the fair market value of a share on the date of grant.

    No stock option granted may be exercised more than ten years after the date of grant (or, in the case of incentive stock options granted to a holder of 10% of our voting stock, five years) or such shorter period as the Compensation Committee may determine.

    Stock options will become exercisable in the manner and at the time or times specified by the Compensation Committee at the time of grant.  Generally, if employment or service is terminated by the participant for any reason other than death, disability or retirement, vested options may be exercised for up to three months after termination.  In the event of death or disability, unvested options will become exercisable for one year, but not beyond the expiration date.  If employment is terminated for cause, all stock options terminate immediately and, unless the Compensation Committee determines otherwise, the participant will have to repay any gains realized from the exercise of stock options in the preceding 90 days.  If employment is terminated by reason of retirement or without cause, vested options may be exercised for up to three months, but not beyond the expiration date, except for termination without cause within twelve months after a “change in control” in which case options may be exercised for twelve months, but not beyond the expiration date.

    The exercise price of a stock option and any amount sufficient to satisfy any tax withholding requirement must be paid in full at the time of exercise.  The Compensation Committee may permit payment by tendering shares already owned or withholding shares issuable under the award.  Except as required in connection with a change in capitalization or reorganization, no outstanding options may be repriced without the prior approval of the shareholders.

    Restricted shares represent shares of our common stock that are subject to forfeiture provisions and transfer restrictions.  Pending the lapse of such provisions and restrictions, certificates representing restricted shares are held by us, but the grantee generally has all of the rights of a shareholder, including the right to vote the shares and the right to receive all dividends thereon.

    While restricted shares are subject to forfeiture provisions and transfer restrictions for a period of time, there are no minimum or maximum durations for such provisions and restrictions.  The Compensation Committee has the authority to accelerate or remove any or all of these forfeiture provisions and transfer restrictions.  If employment is terminated for any reason other than death or disability prior to the lapse of the forfeiture provisions and transfer restrictions, the unvested portion of the restricted shares will be terminated and returned to us.  In the event of death or disability prior to the expiration of the forfeiture provisions and transfer restrictions, the restricted shares will become fully vested.

Change of Control, Transfer and Termination

    In the event of a tender offer or exchange offer for our common stock or if a “change in control” occurs, all option awards become exercisable in full, unless previously exercised or terminated.  If employment is involuntarily terminated within twelve months following a “change in control,” options may be exercised for one year and the forfeiture provisions and transfer restrictions applicable to restricted shares will lapse and the shares will become fully vested.

    Except as otherwise expressly provided by the Compensation Committee, awards granted under the 2008 plan may not be assigned, encumbered or transferred, other than by will or by the applicable laws of descent and distribution.

    Unless previously terminated by the Board of Directors, the 2008 plan will terminate on March 7, 2012.  The Board may amend the 2008 plan at any time; however, shareholder approval shall be obtained to the extent necessary and desirable to comply with applicable laws or regulations.

Federal Income Tax Consequences

    The following is a brief summary of the principal federal income tax consequences of awards under the 2008 plan.  The summary is based on current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect.  The summary is not intended to be exhaustive.

    We will be entitled to a tax deduction for awards under the 2008 plan only to the extent that the participants recognize ordinary income from the award.  Section 162(m) of the Internal Revenue Code contains special rules regarding the deductibility of compensation paid to our Chief Executive Officer and to each of our other four most highly compensated executive officers who we refer to as Section 162(m) participants.  The general rule is that annual compensation paid to any Section 162(m) participant will be deductible only to the extent that it does not exceed $1,000,000 or it qualifies as “performance-based compensation” under Section 162(m).  It is intended that the 2008 plan will permit the Compensation Committee to make awards which qualify as performance-based compensation.

    A grantee who receives a non-qualified stock option does not recognize taxable income upon the grant of the option, and we will not be entitled to a tax deduction at that time.  The grantee will recognize ordinary income upon the exercise of the option in an amount equal to the excess of the fair market value of the option shares on the exercise date over the option price.  Such income will be treated as compensation to the grantee subject to applicable withholding requirements.  We are generally entitled to a tax deduction in an amount equal to the amount taxable to the grantee as ordinary income in the year the income is taxable to the grantee.  Any appreciation in value after the time of exercise will be taxable to the grantee as capital gain and we will not be entitled to a deduction for the appreciation.

    A grantee who receives an incentive stock option does not recognize taxable income upon the grant or exercise of the option, and we will not be entitled to a tax deduction.  The difference between the option price and the fair market value of the option shares on the date of exercise, however, will be treated as a tax preference item for purposes of determining the alternative minimum tax liability, if any, of the grantee in the year of exercise.  We will not be entitled to a deduction with respect to any item of tax preference.

    A grantee will recognize gain or loss upon the disposition of shares acquired from the exercise of incentive stock options.  The nature of the gain or loss depends on how long the option shares were held.  If the option shares are not disposed of pursuant to a “disqualifying disposition” (i.e., no disposition occurs within two years from the date the option was granted nor one year from the date of exercise), the grantee will recognize long-term capital gain or capital loss depending on the selling price of the shares.  If option shares are sold or disposed of as part of a disqualifying disposition, the grantee must recognize ordinary income in an amount equal to the lesser of the amount of gain recognized on the sale, or the difference between the fair market value of the option shares on the date of exercise and the option price.  Any additional gain will be taxable to the grantee as a long-term or short-term capital gain, depending on how long the option shares were held.  We will generally be entitled to a deduction in computing our federal income taxes for the year of disposition in an amount equal to any amount taxable to the grantee as ordinary income.

    A grantee who receives a restricted stock award generally will not realize taxable income at the time of the grant, and we will not be entitled to a tax deduction at the time of the grant.  When the restrictions lapse, the grantee will recognize income, taxable at ordinary income tax rates, in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares.  We would then be entitled to a corresponding tax deduction.  Dividends paid to the grantee during the restriction period will be compensation income to the grantee and deductible as such by us.  The holder of restricted stock may elect to be taxed at the time of grant of the restricted stock award on the fair market value of the shares, in which case (1) we will be entitled to a deduction at the same time and in the same amount, (2) dividends paid to the grantee during the restriction period will be taxable as dividends to him or her and not deductible by us and (3) there will be no further federal income tax consequences when the restrictions lapse.

Plan Benefits

    The grant of awards under the 2008 plan is entirely within the discretion of the Compensation Committee.  Accordingly, it is not possible to determine at this time the benefits or amounts that will be awarded under the plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE 2008 EQUITY INCENTIVE PLAN.

SHAREHOLDER PROPOSALS

    Our Bylaws require shareholders to provide advance notice prior to bringing business before an annual meeting or to nominate a candidate for director at the meeting. To properly bring business or propose a director at the 2009 annual meeting, the shareholder must give written notice to the address on the first page of this proxy statement. To be timely, a shareholder’s notice must be received on or before October 14, 2008, or in the event that the date of the meeting associated with this notice is changed more than 30 days from March 7, 2008, by a date not later than 120 days prior to March 7, 2009 or 10 calendar days following the date on which public announcement of the date of the meeting is first made.  These procedures apply to any matter that a shareholder wishes to raise at the 2009 annual meeting, other than those raised pursuant to 17 C.F.R. §240.14a-8 of the Rules and Regulations of the Securities and Exchange Commission.  A shareholder proposal that does not meet the above requirements will be considered untimely, and any proxy solicited by the Board of Directors may confer discretionary authority to vote on such proposal.

PROXY SOLICITATION

    The cost of soliciting proxies pursuant to this proxy statement will be borne by the company.  We have retained MacKenzie Partners, Inc. to aid in soliciting proxies for a fee estimated not to exceed $175,000 plus expenses.  We have also agreed to indemnify MacKenzie Partners against certain liabilities arising under the federal securities laws.  MacKenzie Partners has informed us that it intends to employ approximately 35 persons to solicit proxies.  The transfer agent and registrar for the company’s common stock, Computershare, as a part of its regular services and for no additional compensation other than reimbursement for out-of-pocket expenses, has been engaged to assist in the proxy solicitation.  Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers, and other employees of the company who will receive no additional compensation therefor.  The company’s expenses related to the solicitation (in excess of those normally spent for an annual meeting with an uncontested director election and excluding salaries and wages of our regular employees and officers) currently are expected to be approximately $350,000, of which approximately $25,000 has been spent to date.

    We request persons such as brokers, nominees, and fiduciaries holding stock in their names for the benefit of others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and we will reimburse such persons for their reasonable expenses.

ANNUAL REPORT ON FORM 10-K

    We filed our Annual Report on Form 10-K for the fiscal year ended September 26, 2007 with the Securities and Exchange Commission.  Shareholders may obtain a copy of the Form 10-K by writing our Corporate Secretary at the address on the first page of this proxy statement.  A copy of the Annual Report on Form 10-K can also be obtained on our web site (www.steaknshake.com) or at www.sec.gov.

OTHER MATTERS

    As of the date of this proxy statement, the Board of Directors has no knowledge of any matters to be presented for consideration at the annual meeting other than those set forth above.  If any other matters should properly come before the meeting, the proxies will be voted in accordance with the recommendations of the Board of Directors.

APPENDIX A

THE STEAK N SHAKE COMPANY
2008 EQUITY INCENTIVE PLAN

1.  Plan Purpose.  The purpose of the Plan is to promote the long-term interests of the Company and its shareholders by providing a means for attracting and retaining officers, directors and key employees of the Company and its Affiliates.

2.  Definitions.  The following definitions are applicable to the Plan:

“Affiliate” means any “parent corporation” or “subsidiary corporation” of the Company as such terms are defined in Code Sections 424(e) and (f), respectively.

“Award” means the grant by the Committee of Incentive Stock Options, Non-Qualified Stock Options, Restricted Shares, or any combination thereof, as provided in the Plan.

“Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

“Board” means the Board of Directors of the Company.

“Cause” means, in connection with a Participant’s termination of service, theft or embezzlement from the Company or any Affiliate, violation of a material term or condition of employment, disclosure of confidential information of the Company or any Affiliate, conviction of the Participant of a crime of moral turpitude, stealing of trade secrets or intellectual property owned by the Company or any Affiliate, any act by the Participant in competition with the Company or any Affiliate, or any other act, activity or conduct of a Participant which in the opinion of the Board is adverse to the best interests of the Company or any Affiliate.

“Change in Control” means each of the events set forth in any one of the following paragraphs:

(i)      The acquisition, within a 12-month period ending on the date of the most recent acquisition, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act as in effect from time to time) of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute an acquisition of control: (A) any acquisition by a Person who, immediately before the commencement of the 12-month period, already held beneficial ownership of thirty percent (30%) or more of that combined voting power, (B) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (C) any acquisition by the Company, (D) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (E) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (iii) of this definition are satisfied;

(ii)      The replacement of a majority of members of the Board during any 12-month period, by members whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election;

(iii)     A Reorganization, merger or consolidation, in each case, unless, following such Reorganization, merger or consolidation, (A) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such Reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such Reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such Reorganization, merger or consolidation, of the outstanding Company stock and outstanding Company voting securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan or related trust of the Company or such corporation resulting from such Reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such Reorganization, merger or consolidation, directly or indirectly, twenty-five percent (25%) or more of the outstanding Company common stock or outstanding voting securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board at the time of the execution of the initial agreement providing for such Reorganization, merger or consolidation;

(iv)      A complete liquidation or dissolution of the Company; or

(v)       The sale or other disposition of all or substantially all of the assets of the Company, other than any of the following dispositions: (A) to a corporation with respect to which following such sale or other disposition (x) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Company common stock and outstanding Company voting securities, as the case may be, (y) no Person (excluding the Company and any employee benefit plan or related trust of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty-five percent (25%) or more of the outstanding Company common stock or outstanding Company voting securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (z) at least a majority of the members of the board of directors of such corporation were members of the Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; (B) to a shareholder of the Company in exchange for or with respect to its stock; (C) to a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all outstanding stock of the Company; or (D) to an entity, at least fifty percent (50%) or more of the total value or voting power of which is owned, directly or directly, by the Company or by a Person described in (C).

Despite any other provision of this definition to the contrary, an occurrence shall not constitute a Change in Control if it does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, the Company within the meaning of Code Section 409A(a)(2)(A)(v) and its interpretive regulations.

“Code” means the Internal Revenue Code of 1986, as amended, and its interpretive regulations.

“Committee” means the Compensation Committee appointed by the Board pursuant to Section 3 of the Plan.

“Company” means The Steak n Shake Company, an Indiana corporation.

“Continuous Service” means, in the case of an Employee, the absence of any interruption or termination of service as an Employee of the Company or an Affiliate; and in the case of an individual who is not an Employee, the absence of any interruption or termination of the service relationship between the individual and the Company or an Affiliate.  Service will not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of a Participant’s transfer between the Company and an Affiliate or any successor to the Company.

“Director” means any individual who is a member of the Board.

“Disability” means total and permanent disability as determined by the Committee pursuant to Code Section 22(e)(3).

“Employee” means any person, including an officer, who is employed by the Company or any Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price per Share at which the Shares subject to an Option may be purchased upon exercise of the Option which may not be less than the Market Value of a Share on the date of grant of the Option.

“Incentive Stock Option” means an option to purchase Shares granted by the Committee pursuant to the terms of the Plan that is intended to qualify under Code Section 422.

“Market Value” means the price at which the Shares were last sold on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) of Shares on the New York Stock Exchange, or, if the Shares are not listed on the New York Stock Exchange, on the principal exchange on which the Shares are listed for trading, or, if the Shares are not then listed for trading on any exchange, the mean between the closing high bid and low asked quotations of one Share on the date in question as reported by NASDAQ or any similar system then in use, or, if no such quotations are available, the fair market value on such date of one Share as the Committee shall determine.

“Non-Qualified Stock Option” means an option to purchase Shares granted by the Committee pursuant to the terms of the Plan, which option is not intended to qualify under Code Section 422.

“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

“Participant” means any individual selected by the Committee to receive an Award.

“Performance Cycle” means the period of time, designated by the Committee, over which the achievement of any Performance Goals are to be measured.

“Performance Goals” means any one or more of the following financial criteria which may be determined on a Company-wide, departmental, divisional or regional basis and which may be measured by using average amounts for the criteria, in absolute terms, by reference to internal targets or by comparison to a group of other companies designated by the Committee:

•	Earnings before interest, taxes and amortization

•	Return on assets

•	Return on equity

•	Return on capital

•	Return on revenue

•	Cash return on tangible equity

•	Cash flow or free cash flow

•	Brand recognition/acceptance

•	Book value

•	Stock price performance

•	Earnings per share

•	Net income

•	Operating income

•	Total shareholder return

•	Same store sales

•	Customer satisfaction

“Plan” means this The Steak n Shake Company 2008 Equity Incentive Plan.

“Reorganization” means the liquidation or dissolution of the Company, or any merger, consolidation or combination of the Company (other than a merger, consolidation or combination in which the Company is the continuing entity and which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property or any combination thereof).

“Restricted Period” means the period of time selected by the Committee for the purpose of determining when restrictions are in effect under Section 12 of the Plan with respect to Restricted Shares.

“Restricted Shares” means Shares that have been contingently awarded to a Participant by the Committee subject to the restrictions referred to in Section 12 of the Plan, so long as such restrictions are in effect.

“Retirement” means, in the case of an Employee, a termination of Continuous Service by reason of the Employee’s retirement on or after the Employee’s 65th birthday or such other age, if any, set forth in any retirement plan maintained by the Company as in effect from time to time and, with respect to a Director who is not an Employee, such time as the Director no longer serves on the Board.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of common stock, no par value, of the Company.

3.  Administration; Performance Conditions.  The Plan will be administered by the Compensation Committee (the “Committee”) of the Board, which will consist of two or more members of the Board, each of whom will be a “non-employee director” as provided under Rule 16b-3 of the Exchange Act, and an “outside director” as provided under Code Section 162(m).  The members of the Committee will be appointed by the Board.  Except as limited by the express provisions of the Plan, the Committee will have sole and complete authority to (a) select Participants and grant Awards; (b) determine the number of Shares to be subject to types of Awards generally, as well as to individual Awards granted under the Plan; (c) determine the terms and conditions upon which Awards will be granted under the Plan; (d) prescribe the form and terms of Award Agreements; (e) establish procedures and regulations for the administration of the Plan; (f) interpret the Plan; and (g) make all determinations deemed necessary or advisable for the administration of the Plan.

    A majority of the Committee will constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee without a meeting, will be acts of the Committee.  All determinations and decisions made by the Committee pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.

    The Committee may delegate to one or more other Directors, including Directors who do not qualify as “non-employee directors,” the authority, subject to such terms and limitations as the Committee shall determine and guidelines set forth in Plan to grant Awards to, to cancel, modify, waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by, Employees who are not officers or Directors of the Company for purposes of Section 16 of the Exchange Act; provided, however, that any delegation shall conform with the requirements of applicable law and with the requirements, if any, of the New York Stock Exchange or any other stock exchange on which the Company’s Shares are traded.

    The Committee may condition any Award, other than an Award of Incentive Stock Options, upon the achievement of any one or more of the Performance Goals measured over a Performance Cycle designated by the Committee.

4.  Participants.  The Committee may select from time to time Participants in the Plan from those officers, Directors, and Employees of the Company or its Affiliates who, in the opinion of the Committee, have the capacity for contributing in a substantial measure to the successful performance of the Company or its Affiliates.

5.  Substitute Options.  In the event the Company or an Affiliate consummates a transaction described in Code Section 424(a), persons who become Employees or Directors on account of such transaction may be granted Options in substitution for options granted by the former employer.  The Committee, in its sole discretion and consistent with Code Section 424(a), shall determine the Exercise Price of the substitute Options, but in no event shall the ratio of the Exercise Price to the Market Value of the Shares subject to the Substitute Options immediately after the substitution be greater than the ratio of the exercise price to the fair market value of the shares subject to the former employer’s options immediately before the substitution.

6.  Shares Subject to Plan, Limitations on Grants.  Subject to adjustment by the operation of Section 14 hereof:

(a) The maximum number of Shares that may be issued with respect to Awards made under the Plan is 900,000 Shares, no more than 700,000 of which may be issued pursuant to Awards granted in the form of Restricted Shares.  The number of Shares that may be granted under the Plan to any Participant during any one calendar year under all forms of Awards will not exceed 100,000 Shares.

(b) The Shares with respect to which Awards may be made under the Plan may either be authorized and unissued Shares or issued Shares heretofore or hereafter reacquired and held as treasury Shares.  Any Award that expires, terminates or is surrendered for cancellation, or with respect to Restricted Shares, which is forfeited (so long as any cash dividends paid on such Shares are also forfeited), may be subject to new Awards under the Plan with respect to the number of Shares as to which a termination or forfeiture has occurred.  Shares that are withheld by the Company or delivered by the Participant to the Company in order to satisfy payment of the Exercise Price or any tax withholding obligation and Shares granted pursuant to an Award Agreement which is subsequently settled in cash rather than Shares will not be subject to new Awards under the Plan.

(c) In connection with the granting of an Award, the number of Shares available for issuance under this Plan shall be reduced by the number of Shares in respect of which the Award is granted or denominated.

7.  General Terms and Conditions of Options.

(a) The Committee will have full and complete authority and discretion, except as expressly limited by the Plan, to grant Options and to prescribe the terms and conditions (which need not be identical among Participants) of the Options; provided, however, that the Committee shall not enter into any Award Agreement that includes terms or conditions that would subject the Participant to gross income inclusion, interest, or additional tax pursuant to Code Section 409A.  Each Option will be evidenced by an Award Agreement that will specify:  (i) the Exercise Price, (ii) the number of Shares subject to the Option, (iii) the expiration date of the Option, (iv) the manner, time and rate (cumulative or otherwise) of exercise of the Option, (v) the restrictions, if any, to be placed upon the Option or upon Shares that may be issued upon exercise of the Option, (vi) the conditions, if any, under which a Participant may transfer or assign Options, and (vii) any other terms and conditions as the Committee, in its sole discretion, may determine.

(b) The Committee shall not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Option Award Agreement to reduce the Exercise Price.  Furthermore, no Option shall be cancelled and replaced with an Option having a lower Exercise Price without further approval of the shareholders of the Company.

8.  Exercise of Options.

(a) Except as provided in Section 16, an Option granted under the Plan will be exercisable only by the Participant, and except as provided in Section 9 of the Plan, no Option may be exercised unless at the time the Participant exercises the Option, the Participant has maintained Continuous Service since the date of the grant of the Option.

(b) To exercise an Option under the Plan, the Participant must give written notice to the Company specifying the number of Shares with respect to which the Participant elects to exercise the Option together with full payment of the Exercise Price.  The date of exercise will be the date on which the notice is received by the Company.  Payment may be made either (i) in cash (including check, bank draft or money order), (ii) by tendering Shares already owned by the Participant for at least six (6) months prior to the date of exercise and having a Market Value on the date of exercise equal to the Exercise Price, (iii) through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares issuable upon exercise of the Option and the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company to cover the Exercise Price (a “cashless exercise”), or (iv) by any other means determined by the Committee in its sole discretion.

9.  Termination of Options.  Unless otherwise specifically provided elsewhere in the Plan or by the Committee in the Award Agreement or any amendment thereto, Options will terminate as provided in this Section.

(a) Unless sooner terminated under the provisions of this Section, Options will expire on the earlier of the date specified in the Award Agreement or the expiration of ten (10) years from the date of grant.

(b) If the Continuous Service of a Participant is terminated for Cause, all rights under any Options granted to the Participant will terminate immediately upon the Participant’s cessation of Continuous Service, and the Participant will (unless the Committee, in its sole discretion, waives this requirement) repay to the Company within ten (10) days the amount of any gain realized by the Participant upon any exercise of an Option, awarded under the Plan, within the 90-day period prior to the cessation of Continuous Service.

(c) If the Continuous Service of a Participant is terminated voluntarily by the Participant for any reason other than death, Disability, or Retirement, the Participant may exercise outstanding Options to the extent that the Participant was entitled to exercise the Options at the date of cessation of Continuous Service, but only within the period of three (3) months immediately succeeding the Participant’s cessation of Continuous Service, and in no event after the applicable expiration dates of the Options.

(d) If the Continuous Service of a Participant is terminated by reason of Retirement or terminated by the Company without Cause, the Participant may exercise outstanding Options to the extent that the Participant was entitled to exercise the Options at the date of cessation of Continuous Service, but only within the period of three (3) months immediately succeeding the Participant’s cessation of Continuous Service, and in no event after the applicable expiration dates of the Options; provided, however, that if a Participant is terminated by the Company without Cause within twelve months after a Change in Control, such Participant may exercise outstanding Options to the extent he or she was entitled to exercise the Options at the date of cessation of Continuous Service, within the period of one (1) year immediately succeeding the cessation of Continuous Service but in no event after the applicable expiration dates of the Options.

(e) In the event of the Participant’s death or Disability, all Options heretofore granted and not fully exercisable will become exercisable in full and the Participant or the Participant’s beneficiary, as the case may be, may exercise such Options within the period of one (1) year immediately succeeding the Participant’s cessation of Continuous Service by reason of death or Disability, and in no event after the applicable expiration dates of the Options.

(f) Notwithstanding the provisions of the foregoing paragraphs of this Section 9, the Committee may, in its sole discretion, establish different terms and conditions pertaining to the effect of the cessation of Continuous Service, to the extent permitted by applicable federal and state law.  Additionally, notwithstanding the provisions of the foregoing paragraphs of this Section 9, the Committee may, in its sole discretion, allow the exercise of an expired Option if the Committee determines that: (i) the expiration was solely the result of the Company’s inability to execute the exercise of an Option due to conditions beyond the Company’s control, and (ii) the Participant made valid and reasonable efforts to exercise the Award.  In the event the Committee makes such a determination, the Company shall allow the exercise to occur as promptly as possible following its receipt of exercise instructions subsequent to such determination.

10.  Restrictive Covenants.  In its discretion, the Committee may condition the grant of any Option under the Plan upon the Participant agreeing to reasonable covenants in favor of the Company and/or any Affiliate (including, without limitation, covenants not to compete, not to solicit Employees and customers, and not to disclose confidential information) that may have effect following the termination of employment with the Company or any Affiliate, and after the Option has been exercised, including, without limitation, the requirement to disgorge any profit, gain or other benefit received upon exercise of the Option prior to any breach of any covenant.

11.  Stock Options.

(a) Incentive Stock Options.

(i)  Incentive Stock Options may be granted only to Participants who are Employees.  Any provisions of the Plan to the contrary notwithstanding, (i) no Incentive Stock Option will be granted more than ten (10) years from the earlier of the date the Plan is adopted by the Board or approved by the Company’s shareholders, (ii) no Incentive Stock Option will be exercisable more than ten (10) years from the date the Incentive Stock Option is granted, (iii) the Exercise Price of any Incentive Stock Option will not be less than the Market Value per Share on the date such Incentive Stock Option is granted, (iv) any Incentive Stock Option will not be transferable by the Participant to whom such Incentive Stock Option is granted other than by will or the laws of descent and distribution and will be exercisable during the Participant’s lifetime only by such Participant, (v) no Incentive Stock Option will be granted that would permit a Participant to acquire, through the exercise of Incentive Stock Options in any calendar year, under all plans of the Company and its Affiliates, Shares having an aggregate Market Value (determined as of the time any Incentive Stock Option is granted) in excess of $100,000 (determined by assuming that the Participant will exercise each Incentive Stock Option on the date that such Option first becomes exercisable), and (vi) no Incentive Stock Option may be exercised more than three (3) months after the Participant’s cessation of Continuous Service (one (1) year in the case of Disability) for any reason other than death.  Notwithstanding the foregoing, in the case of any Participant who, at the date of grant, owns Shares possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Affiliate, the Exercise Price of any Incentive Stock Option will not be less than 110% of the Market Value per Share on the date such Incentive Stock Option is granted and such Incentive Stock Option shall not be exercisable more than five (5) years from the date such Incentive Stock Option is granted.

(ii)  Notwithstanding any other provisions of the Plan, if for any reason an Option granted under the Plan that is intended to be an Incentive Stock Option fails to qualify as an Incentive Stock Option, such Option will be deemed to be a Non-Qualified Stock Option, and such Option will be deemed to be fully authorized and validly issued under the Plan.

(b) Nonqualified Stock Options.  Nonqualified Stock Options may be granted to any Participant.  Any provisions of the Plan to the contrary notwithstanding, (i) no Nonqualified Stock Option will be exercisable more than ten (10) years from the date the Nonqualified Stock Option is granted, (ii) the Exercise Price of any Nonqualified Stock Option will not be less than the Market Value per Share on the date such Nonqualified Stock Option is granted.

12.  Terms and Conditions of Restricted Shares.  The Committee will have full and complete authority, subject to the limitations of the Plan, to grant Awards of Restricted Shares and to prescribe the terms and conditions (which need not be identical among Participants) in respect of the Awards.  Unless the Committee otherwise specifically provides in the Award Agreement, an Award of Restricted Shares will be subject to the following provisions:

(a) At the time of an Award of Restricted Shares, the Committee will establish for each Participant a Restricted Period during which, or at the expiration of which, the Restricted Shares will vest.  Subject to paragraph (f) of this Section, the Participant will have all the rights of a shareholder with respect to the Restricted Shares, including, but not limited to, the right to receive all dividends paid on the Restricted Shares and the right to vote the Restricted Shares.  The Committee will have the authority, in its discretion, to accelerate the time at which any or all of the restrictions will lapse with respect to any Restricted Shares prior to the expiration of the Restricted Period, or to remove any or all restrictions, whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws or other changes in circumstances occurring after the commencement of the Restricted Period.

(b) Subject to Section 15, if a Participant ceases Continuous Service for any reason other than death or Disability before the Restricted Shares have vested, a Participant’s rights with respect to the unvested portion of the Restricted Shares will terminate and be returned to the Company.

(c) Subject to Section 15, if a Participant ceases Continuous Service by reason of death or Disability before any Restricted Period has expired, the Restricted Shares will become fully vested.

(d) Each certificate issued in respect to Restricted Shares will be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Company and will bear the following (or a similar) legend:

“The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) contained in The Steak n Shake Company 2008 Equity Incentive Plan, and an Award Agreement entered into between the registered owner and The Steak n Shake Company.  Copies of the Plan and Award Agreement are on file in the office of the Secretary of The Steak n Shake Company.”

(e) At the time of an Award of Restricted Shares, the Participant will enter into an Award Agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Award.

(f) At the time of an Award of Restricted Shares, the Committee may, in its discretion, determine that the payment to the Participant of dividends declared or paid on the Restricted Shares by the Company, or a specified portion thereof, will be deferred until the earlier to occur of (i) the lapsing of the restrictions imposed with respect to the Restricted Shares, or (ii) the forfeiture of such Restricted Shares under paragraph (b) of this Section, and will be held by the Company for the account of the Participant until such time.  In the event of deferral, there will be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine.  Payment of deferred dividends, together with accrued interest, will be made upon the earlier to occur of the events specified in (i) and (ii) of this paragraph.  The Committee’s authority, however, to accelerate the lapse of restrictions or to remove restrictions on Restricted Shares, pursuant to paragraph (a) of this Section, shall not apply to accelerate the payment of any deferred dividends on the Restricted Shares.

(g) At the expiration of the restrictions imposed by this Section, the Company will redeliver to the Participant the certificate(s) and stock powers, deposited with the Company pursuant to paragraph (d) of this Section, and the Shares represented by the certificate(s) will be free of all restrictions.

(h) No Award of Restricted Shares may be assigned, transferred or encumbered until after they have vested.

13.  Adjustments Upon Changes in Capitalization.  In the event of any change in the outstanding Shares subsequent to the effective date of the Plan by reason of any Reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or Shares of the Company, the maximum aggregate number and class of Shares as to which Awards may be granted under the Plan and the number and class of Shares, and the Exercise Price of Options, with respect to which Awards theretofore have been granted under the Plan will be appropriately adjusted by the Committee to prevent the dilution or diminution of Awards.  The Committee’s determination with respect to any adjustments will be conclusive.  Any Shares or other securities received, as a result of any of the foregoing, by a Participant with respect to Restricted Shares will be subject to the same restrictions and the certificate(s) or other instruments representing or evidencing the Shares or other securities will be legended and deposited with the Company in the manner provided in Section 12 of this Agreement.

14.  Effect of Reorganization.  Unless otherwise provided by the Committee in the Award Agreement, Awards will be affected by a Reorganization as follows:

(a) If the Reorganization is a dissolution or liquidation of the Company then (i) the restrictions on Restricted Shares will lapse and (ii) each outstanding Option Award will terminate, but each Participant to whom the Award was granted will have the right, immediately prior to the dissolution or liquidation, to exercise the Option in full, notwithstanding the provisions of Section 11, and the Company will notify each Participant of such right within a reasonable period of time prior to any dissolution or liquidation.

(b) If the Reorganization is a merger or consolidation, upon the effective date of the Reorganization (i) each Participant will be entitled, upon exercise of an Option in accordance with all of the terms and conditions of the Plan, to receive in lieu of Shares, shares or other securities or consideration as the holders of Shares are entitled to receive pursuant to the terms of the Reorganization; and (ii) each holder of Restricted Shares will be entitled to receive shares or other securities as the holders of Shares received which will be subject to the restrictions set forth in Section 12 (unless the Committee accelerates the lapse of such restrictions) and the certificate(s) or other instruments representing or evidencing the shares or other securities shall be legended and deposited with the Company in the manner provided in Section 12 of this Plan.

The adjustments contained in this Section and the manner of application of such provisions will be determined solely by the Committee.

15.  Effect of Change of Control.

(a) If the Continuous Service of any Participant of the Company or any Affiliate is involuntarily terminated, for whatever reason, at any time within twelve (12) months after a Change in Control, unless the Committee has otherwise provided in the Award Agreement, (i) any Restricted Period with respect to an Award of Restricted Shares will lapse upon the Participant’s termination of Continuous Service and all Restricted Shares will become fully vested in the Participant to whom the Award was made.

(b) If a tender offer or exchange offer for Shares (other than such an offer by the Company) is commenced, or if a Change in Control occurs, unless the Committee has otherwise provided in the Award Agreement, all Option Awards theretofore granted and not fully exercisable will become exercisable in full upon the happening of such event and will remain exercisable in accordance with their terms; provided, however, that no Options which have previously been exercised or otherwise terminated will become exercisable.

16.  Assignments and Transfers.  No Award nor any right or interest of a Participant in any Award under the Plan may be assigned, encumbered or transferred otherwise than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its sole discretion, set forth in an Award Agreement at the time of grant or thereafter, that the Award (other than Incentive Stock Options) may be transferred to members of the Participant’s immediate family, to one or more trusts solely for the benefit of such immediate family members and to partnerships in which such family members or trusts are the only partners.  For this purpose, immediate family means the Participant’s spouse, parents, children, step-children, grandchildren and legal dependents.  Any transfer of an Award under this provision will not be effective until notice of such transfer is delivered to the Company.

17.  Employee Rights Under the Plan.  No officer, Director, Employee or other person will have a right to be selected as a Participant nor, having been so selected, to be selected again as a Participant, and no officer, Director, Employee or other person will have any claim or right to be granted an Award under the Plan or under any other incentive or similar plan of the Company or any Affiliate.  Neither the Plan nor any action taken under the Plan will be construed as giving any Employee any right to be retained in the employ of the Company or any Affiliate.

18.  Delivery and Registration of Shares.  The Company’s obligation to deliver Shares with respect to an Award will, if the Committee requests, be conditioned upon the receipt of a representation as to the investment intention of the Participant to whom such Shares are to be delivered, in such form as the Committee will determine to be necessary or advisable to comply with the provisions of the Securities Act or any other applicable federal or state securities laws.  It may be provided that any representation requirement will become inoperative upon a registration of the Shares or other action eliminating the necessity of the representation under the Securities Act or other state securities laws.  The Company will not be required to deliver any Shares under the Plan prior to (a) the admission of such Shares to listing on any stock exchange or system on which Shares may then be listed, and (b) the completion of any registration or other qualification of the Shares under any state or federal law, rule or regulation, as the Company determines to be necessary or advisable.

19.  Withholding Tax.  Prior to the delivery of any Shares or cash pursuant to an Award, the Company has the right and power to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy all applicable tax withholding requirements.  The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company Shares already owned for a period of at least six months and having a value equal to the amount required to be withheld.  The amount of the withholding requirement will be deemed to include any amount that the Committee determines, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined for these purposes.  For these purposes, the value of the Shares to be withheld or delivered will be equal to the Market Value as of the date that the taxes are required to be withheld.

20.  Deferrals.  Notwithstanding any other provision of the Plan, the Committee may permit (upon timely election by the Participant) or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to Restricted Shares.  If any such deferral election is required or permitted, the Committee shall establish rules and procedures for such payment deferrals that satisfy the applicable standards for nonqualified deferred compensation plans established by Code Section 409A and its interpretive regulations and other regulatory guidance.

21.  Termination, Amendment and Modification of Plan.  The Board may at any time terminate, and may at any time and from time to time and in any respect amend or modify, the Plan; provided, however, that to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or Code Section 422 (or any other applicable law or regulation, including requirements of any stock exchange or quotation system on which the Company’s common stock is listed or quoted), shareholder approval of any Plan amendment will be obtained in the manner and to the degree as is required by the applicable law or regulation; and provided further, that no termination, amendment or modification of the Plan will in any manner affect any Award theretofore granted pursuant to the Plan without the consent of the Participant to whom the Award was granted or the transferee of the Award or without complying with the applicable standards of Code Section 409A.

22.  Effective Date and Term of Plan. The Plan will become effective upon its adoption by the Board and shareholders of the Company.  Unless sooner terminated pursuant to Section 21, no further Awards may be made under the Plan after March 7, 2012.

23.  Code Section 409A.

(a) If as of the date his employment terminates, a Participant is a “key employee” within the meaning of Code Section 416(i), without regard to paragraph 416(i)(5) thereof, and if the Company has stock that is publicly traded on an established securities market or otherwise, any deferred compensation payments otherwise payable under this Plan because of his termination of Continuous Service (for reasons other than death or Disability) will be suspended until, and will be paid to the Participant on, the first day of the seventh month following the month in which the Participant’s last day of employment occurs.  For purposes of this Plan, “deferred compensation” means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Code Section 409A.

(b) The Plan and Award Agreements shall be interpreted and applied in a manner consistent with the applicable standards for nonqualified deferred compensation plans established by Code Section 409A and its interpretive regulations and other regulatory guidance.  To the extent that any terms of the Plan or an Award Agreement would subject the Participant to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Code Section 409A standards.

24.  Governing Law.  Except as provided in Section 23, the Plan and Award Agreements will be construed in accordance with and governed by the internal laws of the State of Indiana.  The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.

25.  Repricing of Options.  Nothing in this Plan shall permit the repricing of any outstanding Options other than (a) with the prior approval of the Company’s shareholders, or (b) pursuant to Sections 13 and 14.  The foregoing restriction shall also apply to any other transaction which would be treated as a repricing of outstanding Options under generally accepted accounting principles.

26.  Prior Plans.  Following the effective date of this Plan, the Company shall not make any additional awards under the 1995 Employee Stock Option Plan, the 1997 Employee Stock Option Plan, the 1997 Capital Appreciation Plan, the 2006 Employee Stock Option Plan, the Non-Employee Director Stock Option Plan and the Non-Employee Director Restricted Stock Plan.